Exhibit 2.1

STOCK PURCHASE AGREEMENT

between

CBIZ OPERATIONS, INC.

and

ZOTEC PARTNERS, LLC

Dated as of July 26, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of July 26, 2013, is entered into by and between CBIZ Operations, Inc., an Ohio corporation (“Seller”), and Zotec Partners, LLC, an Indiana limited liability company (“Buyer”).

RECITALS

A. Seller is the record and beneficial owner of all of the issued and outstanding capital stock of each of CBIZ Medical Management Professionals, Inc., an Ohio corporation (“MMP”), and CBIZ Medical Management, Inc., a North Carolina corporation (“MM” and, together with MMP, the “Companies” and each a “Company”);

B. MM is the record and beneficial owner of all of the issued and outstanding capital stock of CBIZ Medical Management Northeast, Inc., a Pennsylvania corporation (“MM Northeast”);

C. MMP is the record and beneficial owner of all of the issued and outstanding capital stock or other equity interests of each of: (i) CBIZ MMP Ohio, LLC, an Ohio limited liability company (“MMP Ohio”), (ii) CBIZ MMP of Texas, LLC, a Texas limited liability company (“MMP Texas”), and (iii) Medical Management Systems, Inc., a Michigan corporation (“MMS”);

D. MMS is the record and beneficial owner of all of the issued and outstanding equity interests of Trimed Indiana, LLC, an Indiana limited liability company (“Trimed”); and

E. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the issued and outstanding capital stock of the Companies, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accountant” has the meaning set forth in Section 2.5(c).

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning: (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any member of the Company Group; (b) the issuance or acquisition of shares of capital stock or other equity securities of any member of the Company Group; or (c) the sale, lease, exchange or other disposition of any significant portion of any member of the Company Group’s properties or assets, but, in each case, specifically excluding any Enterprise Transaction.

“Action” means any civil, criminal, administrative, regulatory or judicial action, cause of action, lawsuit, arbitration, audit, written demand, governmental investigation (including the issuance of any subpoena in connection with any matters covered by the Healthcare Compliance Representation), proceeding, or litigation, whether at law or in equity.

“Adjusted Purchase Price” has the meaning set forth in Section 2.5(d).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law that includes a member of the Company Group.

“After-Acquired Business” has the meaning set forth in Section 5.9(a)(3).

“After-Acquired Company” has the meaning set forth in Section 5.9(a)(3).

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 3.6(a).

“Balance Sheet” has the meaning set forth in Section 3.6(c).

“Balance Sheet Date” has the meaning set forth in Section 3.6(c).

“Benefit Plan” has the meaning set forth in Section 3.14(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.5.

“Buyer Closing Extension” has the meaning set forth in Section 2.4.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

“Buyer Returns” has the meaning set forth in Section 5.17(b).

“Buyer’s Indemnifiable Claims” has the meaning set forth in Section 7.2(e).

“CBIZ Savings Plan” has the meaning set forth in Section 5.5(c)(ii).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.5(b).

“Closing Date Cash” means all cash and cash equivalents (including marketable securities and checks received but not yet deposited, but only to the extent that a corresponding reduction has been made in current assets for purposes of determining Closing Date Working Capital) of the Company Group on a consolidated basis, less all liabilities of the Company Group on a consolidated basis under outstanding checks, money orders or similar instruments of, or issued or sent by, any member of the Company Group (but only to the extent that a corresponding reduction has been made in current liabilities for purposes of determining Closing Date Working Capital), in each case, determined in accordance with GAAP, as of the Closing Time.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Company Group as of the Closing Time.

“Closing Date Working Capital” means the difference between (i) the sum of the current assets of the Company Group, on a consolidated basis, that are identified on Schedule 2.5 hereto and (ii) the sum of the current liabilities of the Company Group, on a consolidated basis, that are identified on Schedule 2.5 hereto, in each case as of the Closing Time and as reflected on the Closing Date Balance Sheet without regard to the transactions contemplated hereby and as determined in accordance with the principles set forth on Schedule 2.5 hereto. For the avoidance of doubt, neither Closing Date Cash nor Closing Date Indebtedness shall be included in the calculation of Closing Date Working Capital.

“Closing Statement” has the meaning set forth in Section 2.5(b).

“Closing Time” means 12:01 a.m., Eastern Time, on the Closing Date.

“COBRA” has the meaning set forth in Section 5.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the commitment letters delivered to the Seller pursuant to which the Committed Lenders have agreed, subject to the terms and conditions set forth therein, to provide Buyer financing sufficient to permit Buyer to consummate the transactions contemplated by this Agreement.

“Committed Lenders” means the lenders that are parties to the Commitment Letters and each of their respective successors and assigns.

“Company” and “Companies” have the meaning set forth in the recitals.

“Company Group” means, collectively, the Companies, MM Northeast, MMP Ohio, MMP Texas, MMS and Trimed.

“Company Group Member Employees” has the meaning set forth in Section 5.5(b).

“Company Group Subsidiaries” means, collectively, MM Northeast, MMP Ohio, MMP Texas, MMS and Trimed.

“Company Intellectual Property” has the meaning set forth in Section 3.11(a).

“Confidentiality Agreement” means, collectively, the letter agreements, dated December 26, 2012 and January 2, 2013, between CBIZ, Inc. and Buyer.

“Contracts” means all legally binding contracts, leases, deeds, mortgages, license agreements, instruments, promissory notes, commitments, undertakings, indentures, joint venture agreements and all other legally binding agreements, commitments and arrangements, whether written or oral.

“Data Room” means the electronic documentation site established by Falcon Capital Partners LLC on behalf of Seller.

“Debt Financing” has the meaning set forth in Section 5.19.

“Deductible” has the meaning set forth in Section 7.4.

“Direct Claim” has the meaning set forth in Section 7.5(c).

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” means November 1, 2013.

“Earn-Out” has the meaning set forth in Section 7.2(h).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enterprise Transaction” means any transaction, regardless of the form of such transaction, pursuant to which any Person agrees to purchase all or substantially all of the assets or capital stock of CBIZ, Inc., whether by purchase, merger, consolidation or otherwise, in a single transaction or a series of related transactions.

“Environmental Claim” means any Action, Governmental Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous substances or hazardous wastes. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” means the Escrow Agreement executed by Buyer, Seller and JPMorgan Chase Bank pursuant to which Buyer will deposit the Second Escrow Deposit with JPMorgan Chase Bank, as escrow agent.

“Estimated Cash Purchase Price” shall mean the amount of the Estimated Purchase Price minus the principal amount of the Seller Note.

“Escrow Deposit” means the amount of $2,000,000.00 originally deposited by Buyer with JPMorgan Chase Bank, as escrow agent, and subsequently released to Seller upon the execution and delivery of this Agreement to be either (i) credited against the Purchase Price at the time of Closing, or (ii) retained by Seller or returned to Buyer as contemplated in Article VIII.

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.5(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.5(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.5(a).

“Existing Business” has the meaning set forth in Section 5.9(a)(2).

“Financing” has the meaning set forth in Section 4.5(a).

“Extended Closing Date” has the meaning set forth in Section 2.4.

“Extension Notice” has the meaning set forth in Section 2.4.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“FSA Transfer” has the meaning set forth in Section 5.5(h).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Authority of Seller; Enforceability), Section 3.2 (Organization and Authority of Company Group), Section 3.3 (Capitalization) and Section 3.21 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Enforceability Exceptions” has the meaning set forth in Section 3.1(c).

“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws, (b) if a general partnership, the partnership agreement and any statement of partnership, (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership, (d) if a limited liability company, the articles of organization and operating agreement or limited liability company agreement, (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person, (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such entity or relating to the rights, duties and obligations of the equity holders of such entity with respect thereto, and (g) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, bureau, board, commission or other instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HC Deductible” has the meaning set forth in Section 7.4(c).

“Healthcare Compliance Representation” means the representation and warranty set forth in Section 3.22 (Healthcare Regulatory Compliance”).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, the aggregate amount of such Person’s Liability for the following: (a) all indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (d) the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business consistent with past practices) or other similar deferred payment obligations, (e) all obligations secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, (f) all obligations under leases which have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (g) any obligations (including breakage costs) under interest rate or currency swap transactions or other hedging programs (valued at the termination value thereof), (h) any obligations with respect to any factoring programs, (i) any obligation in respect of banker’s acceptances or letters of credit (to the extent drawn), (j) all interest, fees, prepayment premiums and other expenses owed with respect to any indebtedness and Liabilities of the type referred to in clauses (a) through (i) above, (k) all bonuses or other forms of compensation payable to employees, agents and consultants of and to any member of the Company Group that become due and payable solely as a result of the consummation of the transactions contemplated by this Agreement and that are unpaid by a member of the Company Group as of the Closing Date (including the employer portion of any payroll, social security, unemployment or similar Taxes), and (l) all indebtedness and Liabilities of the type referred to in clauses (a) through (j) above which are directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, Indebtedness does not include (x) indebtedness owing from one member of the Company Group to another member of the Company Group, (y) accrued expenses of any member of the Company Group to the extent reflected as a current liability in the calculation of Closing Date Working Capital, as finally determined pursuant to Section 2.5 below, or (z) obligations properly classified as operating leases under GAAP.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.11(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.6(c).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.6(c).

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Jerome P. Grisko, G. Darrell Hulsey, S. Mark Talley, Mike Callahan, Edward R. Gaines, III, Amy Harvey or Kevin Shepard.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.9(b).

“Liabilities” means any and all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Liability Policy” has the meaning set forth in Section 3.17.

“Licensed Intellectual Property” has the meaning set forth in Section 3.11(a).

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder (to the extent the party seeking indemnification is successful) and the reasonable cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, change or effect, or any series of events, changes or effects taken on a cumulative basis, that is materially adverse to (a) the business, results of operations or financial condition of the Company Group, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” will not include any event, change or effect, or any series of events, changes or effects taken on a cumulative basis, directly or indirectly, arising out of or attributable to, either alone or in combination: (i) general political, economic, financial, banking, credit or securities market conditions, including interest rates (which conditions do not disproportionately impact in any material respect the Company Group); (ii) general conditions in the industries in which any member of the Company Group operates (which conditions do not disproportionately impact in any material respect the Company Group); (iii) any action taken or omitted to be taken by or at the request or with the consent of Buyer, or required or permitted to be taken or omitted to be taken by this Agreement; (iv) any matter disclosed, based on and to the extent of the state of facts relating to such matter which were then existing and disclosed, in the Disclosure Schedule or ancillary agreements or documents attached thereto; (v) any changes in applicable Laws or accounting rules, including GAAP (which changes do not disproportionally impact in any material respect the Company Group); (vi) the execution, announcement, pendency or consummation of this Agreement or the transactions contemplated thereby, or the identity of Buyer; (vii) the failure of the financial or operating performance of any member of the Company Group to meet internal, Buyer or other projections, forecasts or budgets for any period (provided, that this clause (vii) will not be construed as implying that Seller or any member of the Company Group is making any representation or warranty with respect to any internal, Buyer or other projections, forecasts or budgets); or (viii) conditions caused by acts of civil unrest, terrorism or war (whether or not declared) or any natural or man-made disaster or other acts of God.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“Material Customers” has the meaning set forth in Section 3.18(a).

“Material Suppliers” has the meaning set forth in Section 3.18(b).

“Merger” has the meaning set forth in Section 2.6.

“Merger Election” has the meaning set forth in Section 2.6.

“Merger Sub” has the meaning set forth in Section 2.6.

“MM” has the meaning set forth in the recitals.

“MM Shares” has the meaning set forth in Section 3.3(b).

“MM Northeast” has the meaning set forth in the recitals.

“MM Northeast Shares” has the meaning set forth in Section 3.3(c).

“MMP” has the meaning set forth in the recitals.

“MMP Consideration” has the meaning set forth in Section 2.6.

“MMP Ohio” has the meaning set forth in the recitals.

“MMP Ohio Interests” has the meaning set forth in Section 3.3(d).

“MMP Share” has the meaning set forth in Section 3.3(a).

“MMP Texas” has the meaning set forth in the recitals.

“MMP Texas Interests” has the meaning set forth in Section 3.3(e).

“MMS” has the meaning set forth in the recitals.

“MMS Shares” has the meaning set forth in Section 3.3(f).

“Multiemployer Plan” has the meaning set forth in Section 3.14(c).

“Names” has the meaning set forth in Section 5.16.

“Notice” has the meaning set forth in Section 2.5(c).

“Parent Benefit Plans” has the meaning set forth in Section 5.5(c).

“Parent FSA Plans” has the meaning set forth in Section 5.5(h).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.9(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Attribute” has the meaning set forth in Section 5.17(e).

“Post-Closing Attribute Return” has the meaning set forth in Section 5.17(e).

“Post-Closing Tax Period” means: (i) any taxable period of the members of the Company Group beginning after the Closing Date, and (ii) with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing NOL” has the meaning set forth in Section 5.17(e).

“Pre-Closing Tax Period” means (i) any taxable period of the members of the Company Group that begins before the Closing Date and ends on or before the Closing Date and (ii) with respect to any other taxable period of the members of the Company Group that includes the Closing Date, the portion of such taxable period prior to and including the Closing Date.

“Proprietary Software” has the meaning set forth in Section 3.11(g).

“Purchase Price” has the meaning set forth in Section 2.2.

“Qualified Benefit Plan” has the meaning set forth in Section 3.14(c).

“Real Property” means the real property leased or subleased by a member of the Company Group, together with all buildings, structures and facilities located thereon, a list of which is included in Section 3.9(b) of the Disclosure Schedule.

“Representation and Warranty Policy” means a policy or policies of insurance providing coverage in the amount of $30,000,000.00 insuring against the inaccuracy or breach of the Healthcare Compliance Representation on substantially the terms and conditions as set forth in the insurance binder attached hereto as Exhibit A.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.5(c).

“Restricted Business” means the provision of coding, billing, collections, practice management and revenue cycle management consulting services and related technology solutions, in each case as provided to the healthcare industry.

“Restricted Period” has the meaning set forth in Section 5.9(a).

“Schedule Supplement” has the meaning set forth in Section 5.3.

“Scheduled Closing Date” has the meaning set forth in Section 2.4.

“Second Escrow Deposit” has the meaning set forth in Section 8.2(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Note” shall mean the form of installment promissory note attached hereto as Exhibit B in the principal amount of $1,600,000.00.

“Seller Returns” has the meaning set forth in Section 5.17(b).

“Shares” means, collectively, the MMP Share and the MM Shares.

“Straddle Period Return” has the meaning set forth in Section 5.17(d).

“Stub Period Tax Returns” has the meaning set forth in Section 5.17(b).

“Sublease” means the Sublease among MMP, CBIZ Benefits and Insurance Services, Inc., MHM Business Services and PCC Two, LLC, with respect to a portion of the real property located at 11440 Tomahawk Creek Parkway, Leawood, Kansas 66211 in the form attached hereto as Exhibit C.

“Subsidiary” means, with respect to any Person, each other Person (other than a natural person) of which the Person owns, beneficially and of record, securities or interests representing 50% or more of the aggregate ordinary voting power (without regard to the occurrence of any contingencies affecting voting power).

“Tax Materials” has the meaning set forth in Section 5.17(d).

“Tax Representation” means the representation and warranty set forth in Section 3.16 (Taxes).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Tax Return Amendments” has the meaning set forth in Section 5.17(c).

“Taxes” means all taxes (including any income taxes, margin taxes, franchise taxes, capital gains taxes, value-added taxes, sales taxes, property taxes, payroll taxes, gift taxes or estate taxes), levies, assessments, tariffs, duties (including any customs duties), deficiencies or other fees, and any related charges or amounts (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Authority responsible for Taxes or payable pursuant to any tax-sharing agreement or other agreement requiring the payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

“Termination Fee” has the meaning set forth in Section 8.2(a).

“Territory” means the United States of America together with its possessions and territories.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Third-Party Software” has the meaning set forth in Section 3.11(g).

“Transaction Documents” means this Agreement and the certificates and other documents delivered pursuant to Sections 6.2 and 6.3 below.

“Transition Services Agreement” means the form of Transition Services Agreement between Buyer and Seller attached hereto as Exhibit D.

“Trimed” has the meaning set forth in the recitals.

“Trimed Interests” has the meaning set forth in Section 3.3(g).

“Union” has the meaning set forth in Section 3.15(b).

“Unregistered IP” has the meaning set forth in Section 3.11(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Adjustment” means (a) for purposes of calculating the Estimated

Purchase Price and the Adjusted Purchase Price, as applicable, (i) if the amount of the Closing Date Working Capital is less than $8,750,000, a reduction to the Purchase Price by an amount equal to such deficiency and (ii) if the amount of the Closing Date Working Capital is greater than $9,250,000, an increase to the Purchase Price by an amount equal to such excess.

ARTICLE II

Purchase and Sale

Section 2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer and deliver to Buyer all of the Shares, free and clear of all Encumbrances (other than any restrictions under the Securities Act and applicable state securities laws), and Buyer shall purchase from Seller, the Shares, for the consideration specified in Section 2.2.

Section 2.2 Purchase Price. The aggregate purchase price for the Shares shall be an amount equal to $201,600,000.00 (the “Purchase Price”). The Purchase Price shall be increased by the amount of all Closing Date Cash, decreased by the amount of all Closing Date Indebtedness, and increased or decreased, as the case may be, by the amount of the Working Capital Adjustment, if any. Such adjustments to the Purchase Price shall be estimated and finally determined as provided in Section 2.5 below. The Escrow Deposit shall be retained by Seller and applied against the Purchase Price at the time of Closing.

Section 2.3 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) Execute and deliver to Seller the Seller Note and pay the Estimated Cash Purchase Price (less the Escrow Deposit, which shall be retained by Seller and applied against the Purchase Price) to Seller by wire transfer of immediately available funds to a bank account (which account shall be designated by Seller and communicated to Buyer no later than two (2) Business Days prior to the Closing Date).

(ii) Deliver all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.3 of this Agreement.

(b) At the Closing, Seller shall deliver to Buyer:

(i) stock certificates evidencing the Shares, free and clear of all Encumbrances (other than any restrictions under the Securities Act and applicable state securities laws), duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii) all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.2 of this Agreement.

Section 2.4 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”)

to be held at 10:00 a.m., Eastern Time, on August 30, 2013, subject to the prior satisfaction and/or waiver of all conditions to Closing set forth in Article VI, other than such conditions to be satisfied solely at the Closing (the “Scheduled Closing Date”), at the offices of Baker & Hostetler LLP, 1900 E. 9th Street, Cleveland, Ohio (or remotely by electronic exchange of documents and signatures), or at such other time or on such other date or at such other place or by such other means as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, however, that if one or more of Buyer’s Committed Lenders is unable or unwilling to close on its financing commitment on or before the Scheduled Closing Date, Buyer shall have the one time right to extend the Closing Date (the “Buyer Closing Extension”) for a period of up to thirty (30) days by delivering written notice to Seller (the “Extension Notice”) no later than 5:00 p.m., Eastern Time, on the third Business Day following the Scheduled Closing Date (the date to which the Closing Date has been extended is hereafter referred to as the “Extended Closing Date”). In the event that the Buyer exercises the Buyer Closing Extension, then except for the conditions contained in Sections 6.2(b), 6.2(e) and 6.2(f), the satisfaction of each of the conditions set forth in Article VI will be determined as of the Scheduled Closing Date unless otherwise waived by the applicable party. Notwithstanding anything contained herein, in the event that the Buyer exercises the Buyer Closing Extension, then from and after the effective date of the Extension Notice, Buyer shall no longer have, and shall be deemed to have irrevocably and unconditionally waived, its right to terminate this Agreement (i) pursuant to Section 8.1(b) on the basis of a material breach or inaccuracy of any of Seller’s representations and warranties, and Section 8.1(e), and (ii) on the basis of the failure of any condition to the Closing set forth in Section 6.2 (other than Sections 6.2(b), 6.2(e) and 6.2(f)).

Section 2.5 Purchase Price Adjustment.

(a) At least three (3) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth, with reasonable supporting detail: (i) a balance sheet of the Company Group, on a consolidated basis, estimated in good faith as of the Closing Time (the “Estimated Closing Date Balance Sheet”); (ii) based thereon a good faith estimate of (A) the Closing Date Cash, (B) the Closing Date Indebtedness, (C) the Closing Date Working Capital; and (iii) based thereon, a good faith estimate of the Working Capital Adjustment (the Purchase Price plus such estimate of the Closing Date Cash, minus such estimate of the Closing Date Indebtedness, and plus or minus, as the case may be, such estimate of the Working Capital Adjustment, if any, the “Estimated Purchase Price”). The Closing Date Balance Sheet shall be prepared in a format identical, in all material respects, to the Balance Sheet and in a manner using the accounting procedures, methodologies, tests and approaches as those described in Section 2.5 of the Disclosure Schedule. Buyer shall be entitled to review and comment upon (prior to its delivery) the Estimated Closing Date Balance Sheet if the amount of the estimated Closing Date Working Capital is in excess of $9,250,000.

(b) Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”) setting forth, with reasonable supporting detail: (i) a balance sheet of the Company Group, on a consolidated basis, as of the Closing Time (the “Closing Date Balance Sheet”); (ii) based thereon, its determination of the Closing Date Cash, the Closing Date Indebtedness, and the Closing Date Working Capital; and (iii) based thereon, its calculation of the Working Capital Adjustment. The Closing Date Balance Sheet shall be prepared in a format identical, in all material respects, to the Balance Sheet and in a manner using the accounting procedures, methodologies, tests and approaches as those described in Section 2.5 of the Disclosure Schedule.

(c) If Seller has any objections to the Closing Date Balance Sheet or the Closing Statement as prepared by Buyer, Seller must, within thirty (30) days after its receipt thereof, give written notice (the “Notice”) to Buyer specifying in reasonable detail such objections and indicating each disputed item or amount and the basis for Seller’s disagreement therewith. During the period beginning upon Seller’s receipt of the Closing Statement and ending on the date on which the Closing Date Balance Sheet and the Closing Statement are determined to be final pursuant to this Section 2.5, Seller and its accountants and representatives shall be permitted to discuss with Buyer and its employees, accountants and representatives the proposed Closing Date Balance Sheet and the Closing Statement, and shall have access upon reasonable notice at all reasonable times during normal business hours to the work papers and supporting records of Buyer so as to allow Seller and its accountants and representatives to become informed concerning all matters relating to the preparation of the Closing Date Balance Sheet and the Closing Statement and the accounting procedures, methodologies, tests and approaches being used in connection therewith; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or any member of the Company Group. If Seller does not deliver the Notice within such thirty (30) day period, Buyer’s determination of the Closing Date Cash, the Closing Date Indebtedness, the Closing Date Working Capital, the Working Capital Adjustment, the Closing Date Balance Sheet and the Closing Statement shall be final, binding and conclusive on Seller and Buyer. With respect to any disputed amounts, Buyer and Seller shall negotiate in good faith during the thirty (30) day period (the “Resolution Period”) after the date of Buyer’s receipt of the Notice to resolve any such disputes. If Buyer and Seller are unable to resolve all such disputes within the Resolution Period, then within ten (10) Business Days after the expiration of the Resolution Period, all disputes shall be submitted for arbitration to Deloitte or any other nationally or regionally recognized accounting firm acceptable to Seller and Buyer (the “Accountant”), who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within thirty (30) Business Days after such engagement. In selecting the Accountant for purposes of this Agreement, Seller and Buyer hereby waive any conflict or potential conflict arising from any services performed by such firm for Seller, Buyer, the Companies or a Company Group Subsidiary or any of their respective Affiliates. The Accountant shall act as an arbitrator to determine, based solely on the presentations by Buyer and Seller and not by independent review, only those issues that remain in dispute. The determination of the Accountant shall be final, binding and conclusive on Seller and Buyer. Each of Buyer and Seller agrees to execute, if requested by the Accountant, an engagement letter containing reasonable and customary terms. Buyer and Seller shall each pay their own costs and expenses incurred under this Section 2.5. The Accountant shall determine the allocation of its costs and expenses based upon the percentage which the portion of the contested amount not awarded to Buyer, on the one hand, or Seller, on the other hand, bears to the amount actually contested by such parties. For example, if Seller claims the Purchase Price as finally determined hereunder is $1,000 more than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by Seller, and if the Accountant ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to Seller.

(d) Upon the determination, in accordance with this Section 2.5, of the final amounts of the Closing Date Cash, the Closing Date Indebtedness and Closing Date Working Capital (and the Working Capital Adjustment calculated by reference thereto), the Purchase Price shall be recalculated by using such finally determined amounts of Closing Date Cash, Closing Date Indebtedness and Closing Date Working Capital (the Purchase Price as so recalculated, the “Adjusted Purchase Price”). If the Adjusted Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay or cause to be paid the amount of any such excess to Seller. If the Adjusted Purchase Price is less than the Estimated Purchase Price, then Seller shall pay or cause to be paid the amount of any such deficiency to Buyer. Any payments required to be made pursuant to this Section 2.5 shall be made by wire transfer of immediately available funds no later than three (3) Business Days after the final determination referred to in the first sentence of this Section 2.5(d) and shall be deemed to be adjustments to the Purchase Price for all Tax purposes.

Section 2.6 Election To Utilize Alternative Structure

Notwithstanding anything to the contrary herein contained, Buyer shall have the right to elect by written notice delivered to Seller on or before August 6, 2013 (the “Merger Election”), to acquire the MMP Share by way of a statutory merger transaction (the “Merger”) pursuant to which: (a) Buyer shall form a new, single purpose entity (“Merger Sub”); (b) MMP shall be merged with and into Merger Sub with Merger Sub surviving the merger; and (c) as a result of the merger, by operation of law, and without the further action of any party hereto, the MMP Share shall be cancelled, retired, extinguished and converted into the right to receive the portion of the Purchase Price (as adjusted pursuant to this Agreement) allocable to the MMP Share (the “MMP Consideration”).

If Buyer properly exercises the Merger Election:

(i) the “Purchase Price” shall remain unchanged and still subject to adjustment pursuant to Sections 2.2 and 2.5;

(ii) the Purchase Price (as adjusted pursuant to the provisions of Sections 2.2 and 2.5) shall be allocated $40,000,000.00 to the MM Shares and the remaining amount of the Purchase Price to the assets of MMP, as mutually agreed upon by Buyer and Seller;

(iii) notwithstanding anything contained herein, Seller and its Affiliates shall have no Liability for any breach or inaccuracy of any representation or warranty to the extent such breach or inaccuracy would not have occurred had Buyer not exercised the Merger Election;

(iv) Buyer and Seller shall amend and restate this Agreement on terms mutually acceptable to Buyer and Seller to reflect the foregoing and to reflect that the acquisition of the MMP Share will be effected by the Merger; provided, that no such amendment and restatement shall have the effect of increasing (A) the scope of any of Seller’s representations and warranties or (B) any obligation of Seller pursuant to this Agreement; and

(v) Any and all costs associated with effecting the Merger, other than legal, accounting and professional fees of Seller and its Affiliates, shall be borne by Buyer.

ARTICLE III

Representations and Warranties of Seller

Except as set forth in, or qualified by any matter set forth in the correspondingly numbered Section of the Disclosure Schedule (subject to the last sentence of Section 9.3 hereof), Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.1 Organization and Authority of Seller; Enforceability.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller.

(b) Seller has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(c) Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 3.2 Organization and Authority of Company Group.

(a) Each member of the Company Group is duly organized or formed, validly existing and in good standing (or its equivalent) under the Laws of the jurisdiction of its incorporation or formation.

(b) Each member of the Company Group has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (or its equivalent) in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not result in any material Losses. All corporate or limited liability company actions, as the case may be, taken by each member of the Company Group in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.3 Capitalization.

(a) The authorized capital stock of MMP consists of eight hundred fifty (850) shares of Common Stock, without par value, of which no shares are held in treasury and one (1) share is issued and outstanding and is owned beneficially and of record by Seller (such issued and outstanding share, the “MMP Share”). The MMP Share has been duly authorized, is validly issued, fully paid and non-assessable, and is owned of record and beneficially by Seller, free and clear of all Encumbrances. The MMP Share was issued in compliance in all material respects with applicable Laws and the Governing Documents of MMP. The MMP Share was not issued in violation of any Contract which Seller or any member of the Company Group is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of MMP or obligating Seller or MMP to issue or sell any shares of capital stock of, or any other interest in, MMP. MMP does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the MMP Share.

(b) The authorized capital stock of MM consists of one hundred thousand (100,000) shares of Common Stock, par value $1.00 per share, of which no shares are held in treasury and 10,000.002 shares are issued and outstanding and are owned beneficially and of record by Seller (such issued and outstanding shares, collectively, the “MM Shares”). All of the MM Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. The MM Shares were issued in compliance in all material respects applicable Laws and the Governing Documents of MM. None of the MM Shares were issued in violation of any Contract to which Seller or any member of the Company Group is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of MM or obligating Seller or MM to issue or sell any shares of capital stock of, or any other interest in, MM. MM does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the MM Shares.

(c) The authorized capital stock of MM Northeast consists of fifty thousand (50,000) shares of Common Stock, par value $1.00 per share, of which no shares are held in treasury and eleven thousand (11,000) shares are issued and outstanding and are owned beneficially and of record by MM (such issued and outstanding shares, collectively, the “MM Northeast Shares”). All of the MM Northeast Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by MM, free and clear of all Encumbrances. The MM Northeast Shares were issued in compliance in all material respects with applicable Laws and the Governing Documents of MM Northeast. None of the MM Northeast Shares were issued in violation of any Contract to which Seller or any member of the Company Group is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of MM Northeast or obligating MM or MM Northeast to issue or sell any shares of capital stock of, or any other interest in, MM Northeast. MM Northeast does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the MM Northeast Shares.

(d) All of the issued and outstanding membership interests of MMP Ohio are owned beneficially and of record by MMP (such issued and outstanding membership interests, collectively, the “MMP Ohio Interests”). All of the MMP Ohio Interests have been duly authorized, are validly issued, and are owned of record and beneficially by MMP, free and clear of all Encumbrances. The MMP Ohio Interests were issued in compliance in all material respects with applicable Laws and the Governing Documents of MMP Ohio. None of the MMP Ohio Interests were issued in violation of any Contract to which Seller or any member of the Company Group is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of MMP Ohio or obligating MMP or MMP Ohio to issue or sell any equity interest, or any securities convertible into or exercisable or exchangeable for any equity interest, in MMP Ohio. MMP Ohio does not have outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, operating agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the MMP Ohio Interests.

(e) As of the date hereof, all of the issued and outstanding membership interests of MMP Texas are owned beneficially and of record by MMP (such issued and outstanding membership interests, collectively, the “MMP Texas Interests”). All of the MMP Texas Interests have been duly authorized, are validly issued, and are owned of record and beneficially by MMP, free and clear of all Encumbrances. The MMP Texas Interests were issued in compliance in all material respects with applicable Laws and the Governing Documents of MMP

Texas. None of the MMP Texas Interests were issued in violation of any Contract to which Seller or any member of the Company Group is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of MMP Texas or obligating MMP or MMP Texas to issue or sell any equity interest, or any securities convertible into or exercisable or exchangeable for any equity interest, in MMP Texas. MMP Texas does not have outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, operating agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the MMP Texas Interests.

(f) The authorized capital stock of MMS consists of fifty thousand (50,000) shares of Common Stock, par value $1.00 per share, of which no shares are held in treasury and twenty-five thousand (25,000) shares are issued and outstanding and are owned beneficially and of record by MMP (such issued and outstanding shares, collectively, the “MMS Shares”). All of the MMS Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by MMP, free and clear of all Encumbrances. The MMS Shares were issued in compliance in all material respects with applicable Laws and the Governing Documents of MMS. None of the MMS Shares were issued in violation of any Contract to which Seller or any member of the Company Group is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of MMS or obligating MMP or MMS to issue or sell any shares of capital stock of, or any other interest in, MMS. MMS does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the MMS Shares.

(g) All of the issued and outstanding membership interests of Trimed are owned beneficially and of record by MMS (such issued and outstanding membership interests, collectively, the “Trimed Interests”). All of the Trimed Interests have been duly authorized, are validly issued, and are owned of record and beneficially by MMS, free and clear of all Encumbrances. The Trimed Interests were issued in compliance in all material respects with applicable Laws and the Governing Documents of Trimed. None of the Trimed Interests were issued in violation of any Contract to which Seller or any member of the Company Group is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of Trimed or obligating MMS or Trimed to issue or sell any equity interest, or any securities convertible into or exercisable or exchangeable for any equity interest, in Trimed. Trimed does not have outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, operating agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Trimed Interests.

Section 3.4 Subsidiaries. Other than the Company Group Subsidiaries, neither Company owns or has any interest in (directly or indirectly), or has any right or obligation to acquire (directly or indirectly) any equity or other interest in, any other Person. Other than

Trimed, MMS does not own or have any interest in (directly or indirectly), and has no right or obligation to acquire (directly or indirectly) any equity or other interest in, any other Person. None of MM Northeast, MMP Ohio and MMP Texas owns or has any interest in (directly or indirectly), or has any right or obligation to acquire (directly or indirectly) any equity or other interest in, any other Person.

Section 3.5 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the Governing Documents of Seller or any member of the Company Group; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any member of the Company Group; or (c) (i) require the consent of, notice or other action by any Person under, (ii) result in a violation or breach of, (iii) constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or (iv) result in the acceleration of or create in any party the right to accelerate, terminate, modify in any material respect or cancel any Material Contract or any material Permit affecting the properties, assets or business of a member of the Company Group; or (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any properties or assets of Seller or any member of the Company Group. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any member of the Company Group in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 3.6 Financial Statements.

(a) Copies of the Company Group’s unaudited financial statements consisting of the balance sheet of the Company Group as of December 31, 2010, December 31, 2011 and December 31, 2012 and the related statements of income of the Company Group for each of such years ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company Group as at May 31, 2013 and the related consolidated statements of income for the five-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are attached to Section 3.6(a) of the Disclosure Schedule.

(b) The Financial Statements have been prepared from the books and records of the Company Group, fairly present in all material respects the financial condition of the Company Group as of the respective dates they were prepared and the results of the operations of the Company Group for the periods indicated. The Financial Statements have been prepared by management of the Company Group, the information provided therein has been determined in accordance with GAAP in all material respects and all information required to be included therein pursuant to GAAP is so included (except for items that are immaterial in amount, the absence of footnote disclosure and any year end audit adjustments). As of the date hereof, the Company Group has no Indebtedness outstanding. As of the Closing, the Company Group will have no Indebtedness outstanding.

(c) The consolidated balance sheet of the Company Group as of December 31, 2012 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company Group as of May 31, 2013 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(d) The Company Group has no Liabilities, except (i) those which are reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (ii) those which are not required under GAAP to be reflected or reserved against in the Interim Balance Sheet (or in a footnote if the Company Group prepared Financial Statements with footnotes), (iii) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date (which does not include amounts arisen from any breach of Contract), and (iv) those under Material Contracts that have not arisen from a breach or a violation of any such Material Contract.

(e) The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof have arisen from bona fide transactions entered into by a member of the Company Group involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and constitute valid claims of a member of the Company Group. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied. No member of the Company Group has canceled, or agreed to cancel, in whole or in part, any receivables reflected on the Interim Balance Sheet except in the ordinary course of business consistent with past practice.

Section 3.7 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, each member of the Company Group has operated in the ordinary course of business and there has not been, with respect to any member of the Company Group, any:

(a) event, occurrence or development that has had, individually or in the aggregate, a Material Adverse Effect, or reasonably could result, individually or in the aggregate, in a Material Adverse Effect;

(b) amendment to its Governing Documents;

(c) split, combination or reclassification of any shares of its capital stock or equity interests;

(d) issuance, sale or other disposition of any of its capital stock or equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or equity interests;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or equity interests or redemption, purchase or acquisition of its capital stock or equity interests;

(f) material change in any method of accounting or accounting practice, except as required by GAAP or applicable Law;

(g) change, in any material respect, to its conduct with respect to the collection of accounts receivable, payment or pre-payment of expenses or accounts payable, or the collection of customer deposits with the intent of altering its pre-Closing financial results unless such change is in the ordinary course of business consistent with past practice;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any Indebtedness;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected on the Interim Balance Sheet or cancellation of any debts or entitlements, except in the ordinary course of business and except for any assets having an aggregate value of less than $100,000;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person (other than a member of the Company Group);

(n) acceleration, termination, material modification to or cancellation outside the ordinary course of business of any Material Contract to which it is a party or by which it is bound;

(o) any capital expenditures in excess of $500,000, in the aggregate;

(p) imposition of any Encumbrance upon any of its properties, capital stock or equity interests, or assets, tangible or intangible, other than Permitted Encumbrances;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, other individuals providing services ordinarily performed by employees but who are classified as independent contractors, officers, or directors, other than as provided for in any written agreements listed in the Disclosure Schedule, as required by applicable Law or in the ordinary course of business, (ii) change in the terms of employment for any employee whose base compensation exceeds $100,000 or any termination of any employees for which the aggregate costs and expenses of such termination exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, or director;

(r) adoption, amendment, modification or termination of any (i) employment, severance, retention or other agreement with any current or former employee, officer or director whose base compensation exceeds $100,000, (ii) material Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) other than advances in the ordinary course of business, any loan to (or forgiveness of any loan to), or entry into any other transaction, other than employment transactions and intercompany transactions among Seller or members of the Company Group in the ordinary course of business, with, any of its stockholders, directors, officers and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an aggregate amount in excess of $500,000, except for purchases of supplies in the ordinary course of business consistent with past practices;

(v) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $250,000;

(w) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) action by it to make, change or rescind any Tax election or amend any Tax Return, take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period except for any such action taken in the ordinary course of business consistent with past practice or as required by applicable Law; or

(y) entry into any Contract to do any of the foregoing.

Section 3.8 Material Contracts.

(a) Section 3.8(a) of the Disclosure Schedule lists each of the following Contracts to which any member of the Company Group is a party (together with all Leases listed in Section 3.9(b) of the Disclosure Schedule, collectively, the “Material Contracts”):

(i) each Contract with a Material Customer or a Material Supplier and each other Contract (other than purchase orders, sale orders or invoices entered into in the ordinary course of business) requiring any member of the Company Group to make payments, or that provides for consideration to be paid to a member of the Company Group, in excess of $200,000 per annum, which cannot be cancelled by the applicable member of the Company Group without penalty or without more than ninety (90) days’ notice;

(ii) all Contracts that require any member of the Company Group to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification or assumption by any member of the Company Group of any Tax, environmental or other material Liability of any Person;

(iv) all Contracts that relate to the sale of any assets, other than sales of assets in the ordinary course of business, for consideration in excess of $500,000 that were entered into within the five years prior to the date of this Agreement;

(v) all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), that were entered into within the five years prior to the date of this Agreement;

(vi) all Contracts between or among any member of the Company Group, on the one hand, and Seller or any Affiliate of Seller, on the other hand;

(vii) all Contracts limiting the freedom of any member of the Company Group to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area;

(viii) all employment Contracts and similar Contracts with independent contractors or consultants to which a member of the Company Group is a party providing for annual base compensation or similar payments in excess of $150,000 and which are not cancellable without Liability to a member of the Company Group or without more than ninety (90) days’ notice;

(ix) all Contracts involving an exclusive license or grant of rights of any Company Intellectual Property to any Person, or involving the payment of any royalties or similar payments with respect to any Company Intellectual Property or Licensed Intellectual Property;

(x) all Contracts relating to Indebtedness (including, without limitation, guarantees) of a member of the Company Group or to which its assets or properties are bound;

(xi) all Contracts with any Governmental Authority to which a member of the Company Group is a party;

(xii) any Contracts to which a member of the Company Group is a party that provide for any joint venture, partnership or similar arrangement by a member of the Company Group;

(xiii) any Contract for which the consummation of the transactions contemplated by this Agreement create the right to any payment, whether in the form of a severance obligation, change of control fee or otherwise; and

(xiv) all collective bargaining agreements or Contracts with any Union.

(b) Each of the Material Contracts is in full force and effect and is a legal, valid and binding agreement of the member of the Company Group that is a party thereto in accordance with its terms, subject to the General Enforceability Exceptions, and there is no default or breach by any member of the Company Group or, to the Knowledge of Seller, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof. No member of the Company Group has provided or received any written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer in the Data Room.

Section 3.9 Title to Assets; Real Property.

(a) No member of the Company Group owns or has at any time owned fee title to any Real Property. Each member of the Company Group has a valid leasehold interest in all Real Property and good and valid title to all personal property and other assets purported to be owned by it as reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.9(a) of the Disclosure Schedule;

(ii) liens for Taxes being contested in good faith by appropriate procedures and disclosed in Section 3.9(a) of the Disclosure Schedule or not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of a member of the Company Group; or

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company Group.

(b) Section 3.9(b) of the Disclosure Schedule lists the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. Each Lease is in full force and effect and is a legal, valid and binding agreement of the member of the Company Group that is a party thereto in accordance with its terms, subject to the General Enforceability Exceptions, and there is no default or breach by any member of the Company Group or, to the Knowledge of Seller, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof. Seller has delivered or made available to Buyer in the Data Room true, complete and correct copies of the Leases. No member of the Company Group is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. To Seller’s Knowledge, the use and operation of the Real Property in the conduct of the Company Group’s business do not violate in any material respect any covenant, condition, restriction, easement, license, permit or agreement relating to such Real Property. To Seller’s Knowledge, there are no Actions pending or threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.10 Ownership of Assets. As of the Closing, the buildings, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently used by the Company Group to conduct the Company Group’s business are either owned by a member of the Company Group, subject to a valid leasehold interest of a member of the Company Group or will be covered by services under the Transition Services Agreement.

Section 3.11 Intellectual Property.

(a) “Intellectual Property” means all of the following intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by a member of the Company Group (“Company Intellectual Property”) and in which a member of the Company Group holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Seller (“Licensed Intellectual Property”):

(i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v) patents, patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b) Section 3.11(b) of the Disclosure Schedule lists all Company Intellectual Property that is either: (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) a trademark or copyright that has not been registered with any Governmental Authority (collectively, the “Unregistered IP”). All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with or made available to it in the Data Room true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations and all Unregistered IP.

(c) A member of the Company Group owns or possesses all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances, other than Permitted Encumbrances.

(d) Section 3.11(c) of the Disclosure Schedule lists all licenses, sublicenses and other agreements (other than commercially available “shrink wrap” or similar “off the shelf” licenses and licenses, sublicenses or other agreements that are not material to the business of the Company Group) whereby a member of the Company Group is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in the Company Group’s current business or operations. Seller has provided Buyer with or made available to it in the Data Room true and complete copies of all such agreements. All such agreements are valid, binding and enforceable (subject to General Enforceability Exceptions) against the respective member of the Company Group and, to Seller’s Knowledge, the other parties thereto, and the respective member of the Company Group and, to Seller’s Knowledge, such other parties are in compliance, in all material respects, with the terms and conditions of such agreements.

(e) The Company Intellectual Property and Licensed Intellectual Property as owned, licensed or used by a member of the Company Group currently or after January 1, 2010, and the respective member of the Company Group’s conduct of its business as conducted currently or after January 1, 2010 does not (or, as applicable, did not) infringe, violate or misappropriate the Intellectual Property of any Person. Neither Seller nor any member of the Company Group has received any written communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(f) Section 3.11(f) of the Disclosure Schedule lists all licenses, sublicenses and other agreements pursuant to which a member of the Company Group grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. Seller has provided Buyer with or made available to it in the Data Room true and complete copies of all such agreements. All such agreements are valid, binding and enforceable (subject to General Enforceability Exceptions) against the respective member of the Company Group and, to Seller’s Knowledge, the other parties thereto, and the respective member of the Company Group and, to Seller’s Knowledge, such other parties are in compliance, in all material respects, with the terms and conditions of such agreements. To the Seller’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

(g) Section 3.11(f) of the Disclosure Schedule lists all computer software (and all subsequent versions and releases thereof) (i) owned (as opposed to licensed) by a member of the Company Group (along with all source code, object code, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith, collectively, the “Proprietary Software); and (ii) used or held for use by a member of the Company Group but that is not owned by a member of the Company Group (along with all source code, object code, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith, including any commonly available “shrink wrap” software copyrighted by third parties, collectively, the “Third Party Software”).

(h) The Proprietary Software and the Third Party Software constitute all of the computer software currently used in the Company Group’s business as currently conducted. No Person other than a member of the Company Group possesses any current or contingent right to any source code that is part of the Proprietary Software, and no member of the Company Group has granted any Person any current or contingent right to any source code that is part of the Proprietary Software.

(i) Each applicable member of the Company Group uses all Third Party Software pursuant to an agreement or license, each such agreement or license is valid and enforceable and in full force and effect (subject to General Enforceability Exceptions), and none of the members of the Company Group or, to Seller’s Knowledge, any licensor thereof, is in default in any material respect under or in material breach of any such license or agreement.

Section 3.12 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by any member of the Company Group or any of their respective properties or assets (or by or against Seller or any Affiliate thereof and relating to a member of the Company Group), or (ii) against or by a member of the Company Group, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Seller (i) has as part of its claims reporting process provided notice to its applicable insurance carriers with respect to items 6 through 12 (other than item 9) on Schedule 3.12; and (ii) has not received any denial of claims letters or reservation of rights letters with respect to any such matters except as set forth on Schedule 3.12.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any member of the Company Group or any of their respective properties or assets.

Section 3.13 Compliance With Laws; Permits.

(a) Each member of the Company Group is in compliance and since January 1, 2010 has complied, in each case in all material respects, with all Laws applicable to it or its business, properties or assets. For purposes of determining the date of non-compliance hereunder, non-compliance with any Law that is recurring or continuing, the last date of such recurring or continuing non-compliance shall be deemed the applicable date of the occurrence thereof.

(b) All Permits required for each member of the Company Group to conduct its respective business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits that are due and payable have been paid in full. Section 3.13(b) of the Disclosure Schedule lists all current material Permits issued to each member of the Company Group, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth or required to be set forth in Section 3.13(b) of the Disclosure Schedule.

(c) None of the representations and warranties contained in this Section 3.13 shall be deemed to relate to environmental matters (which are governed by Section 3.19), employee benefits matters (which are governed by Section 3.14), or healthcare regulatory compliance (which are governed by Section 3.22).

Section 3.14 Employee Benefit Matters.

(a) Section 3.14(a) of the Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, material fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by a member of the Company Group for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of a member of the Company Group or any spouse or dependent of such individual, or under which a member of the Company Group has any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed or required to be listed on Section 3.14(a) of the Disclosure Schedule, each, a “Benefit Plan”).

(b) Section 3.14(b) of the Disclosure Schedule contains a true and complete list of each Benefit Plan maintained solely by one or more members of the Company Group. With respect to each such Benefit Plan, Seller has made available to Buyer in the Data Room accurate, current and complete copies of each of the following, where applicable: (i) where the Benefit Plan has been reduced to writing, the current plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts , administration agreements , and investment management or investment advisory agreements, now in effect; (iv) copies of any current summary plan descriptions, summaries of material modifications and employee handbooks relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; and (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, copies of the three most recently filed Forms 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan received by a member of the Company Group after December 31, 2010.

(c) Each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in all material respects in accordance with its terms and all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject a member of the Company Group or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a material penalty under Section 502 of ERISA or to a material tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to current or former employees of Company Group members under each Benefit Plan have been timely paid in accordance in all material respects with the terms of such Benefit Plan and all applicable Laws, and all benefits accrued under any unfunded Benefit Plan with respect to current or former employees of Company Group members have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither any member of the Company Group nor any of their respective ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan subject to Title IV of ERISA; or (iv) engaged in any transaction which would give rise to Liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Except as required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating such Benefit Plan.

(g) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any current or former employee of any member of the Company Group or their spouses or dependents for any reason, and no member of the Company Group has any Liability to provide post-termination or retiree welfare benefits to any individual.

(h) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been documented and operated in material compliance with such section and all applicable regulatory guidance.

(j) Each individual who is classified by a member of the Company Group as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will: (i) entitle any current or former director, officer, employee, independent contractor or consultant of a member of the Company Group to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of a member of the Company Group to merge, amend or terminate any Benefit Plan maintained solely by one or more members of the Company Group; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.15 Employment Matters.

(a) Section 3.15(a) of the Disclosure Schedule contains a list of all persons who are employees of a member of the Company Group as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation paid to such employee in the most recently completed fiscal year. All compensation, including wages, commissions and bonuses, payable to employees for services performed have been paid in full when due (and such amounts that have accrued but are not yet due have been properly reflected in the books and records of the Company Group).

(b) No member of the Company Group is, or has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing any employee of a member of the Company Group, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. During the five (5) year period immediately preceding the date hereof, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any member of the Company Group. No member of the Company Group has a duty to bargain with any Union.

(c) No member of the Company Group has implemented any plant closing or mass layoff of employees that could require notice (without regard to any actions that could be taken by the Buyer following the Closing) under the WARN Act.

Section 3.16 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by any Affiliated Group for each taxable period during which any member of the Company Group was a member of the Affiliated Group or a member of the Company Group have been, or will be, timely filed (subject to any applicable extension disclosed in Section 3.16(a) of the Disclosure Schedule). Such Tax Returns are, or will be, true, complete and correct in all material respects as they relate to any member of the Company Group. All Taxes due and owing by any Affiliated Group for each taxable period during which any member of the Company Group was a member of the Affiliated Group or member of the Company Group (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Each member of the Company Group has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party.

(c) No claim has been made in writing by any taxing authority in any jurisdiction where a member of the Company Group does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of a member of the Company Group.

(e) The amount of the Company Group’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements for such respective periods. The amount of the Company Group’s Liability for unpaid Taxes for all periods following the Interim Balance Sheet Date shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company Group (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(ii) use of an improper method of accounting for a taxable year ending on or prior to the Closing Date;

(iii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(iv) intercompany transaction or excess loss account (or any corresponding or similar provision or administrative rule of federal, state, local, non-U.S. income Tax law);

(v) installment sale or open transaction made on or prior the Closing Date;

(vi) prepaid amount received on or prior to the Closing Date; or

(vii) election under Section 108(i) of the Code.

(g) Section 3.16(g) of the Disclosure Schedule sets forth:

(i) the taxable years of each member of the Company Group as to which the applicable statutes of limitations on the assessment and collection of income Taxes have not expired;

(ii) those years for which examinations by the income taxing authorities have been completed; and

(iii) those taxable years for which examinations by the income taxing authorities are presently being conducted.

(h) All deficiencies asserted, or assessments made, against a member of the Company Group as a result of any examination by any taxing authority have been fully paid or continue to be contested in good faith.

(i) There are no pending, or to Seller’s Knowledge, threatened, Actions by any taxing authorities against any member of an Affiliated Group or the Company Group.

(j) Seller has delivered or made available in the Data Room to Buyer copies of all federal, state, local and foreign income and franchise Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2009.

(k) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of any member of the Company Group.

(l) No member of the Company Group is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(m) No member of the Company Group is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(n) No private letter rulings or technical advice memoranda have been requested, entered into or issued by any taxing authority with respect to a member of the Company Group or its businesses at any time since January 1, 2007.

(o) No member of the Company Group has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes other than the group the common parent of which is CBIZ, Inc. No member of the Company Group has any Liability for Taxes of any Person (other than of the Company Group) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(p) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. No member of the Company Group is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q) No member of the Company Group has been a “distributing corporation” or a “controlled corporation” in connection with a transaction intended or purported to be governed in whole or in part by Section 355 or Section 361 of the Code.

(r) Neither Seller, nor any member of the Company Group is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(s) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any member of the Company Group under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t) Section 3.16(s) of the Disclosure Schedule sets forth all non-United States jurisdictions in which a member of the Company Group is engaged in business or has a permanent establishment. No member of the Company Group has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8.

Section 3.17 Insurance Section 3.17 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company Group) relating to the assets, business, operations, employees, officers and directors of the Company Group (collectively, the “Insurance Policies”). A true and correct copy of Miscellaneous Professional Liability Policy Number 026030236 of CBIZ, Inc. (the “Liability Policy”) has been provided to Buyer and such policy is in full force and effect. Such Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid. Neither the Seller nor any of its Affiliates (including the Company Group) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the business of a member of the Company Group pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company Group) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.18 Customers and Suppliers.

(a) Section 3.18(a) of the Disclosure Schedule sets forth the top 25 customers (by revenue) of each member of the Company Group for the most recently completed fiscal year (collectively, the “Material Customers”), and the amount of consideration paid to such member of the Company Group by each Material Customer during such period. No Material Customer has (i) terminated, or communicated in writing or, to Seller’s Knowledge, verbally to Seller or any member of the Company Group its intention to terminate, its relationship with the respective member of the Company Group, (ii) reduced substantially, or communicated in writing (or in any other form to Seller’s Knowledge) to Seller or any member of the Company Group its intention to reduce substantially, the quantity of products or services it purchases from the respective member of the Company Group, or (iii) indicated that it will or may cease to deal with the respective member of the Company Group as a result of the consummation of the transactions contemplated hereby. To Seller’s Knowledge, there are no unresolved disputes with any Material Customers.

(b) Section 3.18(a) of the Disclosure Schedule sets forth the suppliers of each member of the Company Group for the most recently completed fiscal year that provided services or supplies for consideration in excess of $200,000 in such year (collectively, the “Material Suppliers”), and the amount of purchases from each Material Supplier during such period. No Material Supplier has (i) terminated, or communicated in writing or, to Seller’s Knowledge, verbally to Seller or any member of the Company Group its intention to terminate, its relationship with the respective member of the Company Group, (ii) reduced substantially, or communicated in writing (or in any other form to Seller’s Knowledge) to Seller or any member of the Company Group its intention to reduce substantially, the quantity of products or services it sells to the respective member of the Company Group, (iii) materially changed, or communicated in writing (or in any other form to Seller’s Knowledge) to Seller or any member of the Company Group its intention to materially change, the price or terms on which it sells products or services to the respective member of the Company Group, or (iv) indicated that it will or may cease to deal with the respective member of the Company Group as a result of the consummation of the transactions contemplated hereby. To Seller’s Knowledge, there are no unresolved disputes with any Material Suppliers.

Section 3.19 Environmental Matters.

(a) Each member of the Company Group is currently and has been since July 1, 2010, in compliance in all material respects with all Environmental Laws. Neither Seller nor any member of the Company Group has since January 1, 2010, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each member of the Company Group has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedule) necessary for the ownership, lease, operation or use of the business or assets of such member of the Company Group and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the respective member of the Company Group through the Closing Date in accordance with Environmental Law, and since January 1, 2010 no member of the Company Group or Seller has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) There are no active or abandoned aboveground or underground storage tanks owned or operated by a member of the Company Group.

Section 3.20 Books and Records. True copies of the minute books and stock record books of each member of the Company Group have been made available to Buyer in the Data Room. At the Closing, all of such books and records will be in the possession of a member of the Company Group.

Section 3.21 Brokers. Except for Falcon Capital Partners LLC and BA Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any member of the Company Group.

Section 3.22 Healthcare Regulatory Compliance. Each member of the Company Group is in compliance with all federal and state Laws relating to healthcare regulatory compliance, including, but not limited to, fraud and abuse, the federal Anti-Kickback Law, 42 U.S.C. §1320a-7b, the Stark Laws, 42 U.S.C. §1395nn, as amended and implemented by the Code of Federal Regulations, the False Claims Act, 31 U.S.C. §3729, et seq., the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C 1320d, et seq. as amended and implemented by the Code of Federal Regulations, the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a relating to healthcare regulatory compliance, and other similar applicable federal and state Laws governing healthcare regulatory compliance. Neither Seller nor any member of the Company Group is, or has been since January 1, 2008, a party to any Action relating to an alleged failure by Seller or any member of the Company Group to comply with any federal or state healthcare regulatory Laws, and to Seller’s Knowledge, no such Action is currently threatened against Seller or any member of the Company Group. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. The representations and warranties set forth in this Section 3.22 are Seller’s and the Company

Group’s sole and exclusive representations and warranties regarding any member of the Company Group’s compliance with Laws regulating healthcare matters, including, without limitation, billing and coding practices.

Section 3.23 Warranties. Section 3.23 of the Disclosure Schedule contains a correct and complete copy of the standard written warranty of each member of the Company Group. No member of the Company Group has granted to any customer, whether in writing or otherwise, any warranty containing a guarantee of minimum economic performance by such Company in the past two (2) years. There have been no claims asserted, or to Seller’s Knowledge threatened to be asserted, since January 1, 2010 against any member of the Company Group with respect to any such guarantees of minimum economic performance that resulted in, or could reasonably be expected to result in, a reduction in fees charged by the Company Group to the applicable customer, in the aggregate.

Section 3.24 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule) or in any other Transaction Document, none of Seller, either Company, any Company Group Subsidiary or any other Person has made or makes any other express or any implied representation or warranty, either written or oral, on behalf of Seller, either Company or any Company Group Subsidiary, including any representation or warranty as to the accuracy or completeness of any information regarding any member of the Company Group furnished or made available to Buyer and its Representatives (including any confidential information memorandum, management presentation or similar documents prepared by Seller, the Company Group or their respective Representatives and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of any member of the Company Group or the Company Group as a whole. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE HEREIN TO BUYER OR ANY OTHER PERSON WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON.

ARTICLE IV

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.1 Organization and Authority of Buyer.

(a) Buyer is a limited liability company duly organized and validly existing under the Laws of the State of Indiana. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer.

(b) Assuming due authorization, execution and delivery by Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms except as such enforceability may be limited by the General Enforceability Exceptions.

Section 4.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Governing Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 4.3 Investment. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Shares, has independently evaluated the merits of purchasing the Shares and has made an informed, independent investment decision with respect thereto. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Section 4.4 Brokers. Except for William Blair & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.5 Financing. Buyer has delivered to Seller signed counterpart(s) of the Commitment Letters. Each of the Commitment Letters, in the form attached hereto, is a legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions, and is in full force and effect. None of the Commitment Letters have been withdrawn or terminated or otherwise amended or modified in any material respect (and no such amendment or modification is contemplated by Buyer). There are no conditions precedent or other contingencies related to the funding of the full amounts of the financing contemplated by any of the Commitment Letters (the “Financing”), other than as set forth in the Commitment Letters, and there are no agreements, side letters or arrangements to which Buyer or any of its Affiliates is a party relating to the Commitment Letters that could affect the availability of any of the Financing. Buyer has fully paid any and all commitment fees or other fees required by any of the Commitment Letters to be paid on or before the date of this Agreement. The funds in the amounts set forth in the Commitment Letters would be sufficient to enable Buyer to pay the full Purchase Price and to pay all of the related fees and expenses, in each case as contemplated by the Commitment Letters.

Section 4.6 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.7 Healthcare Regulatory Compliance. Since January 1, 2008, Buyer has not been a party to any Action relating to an alleged failure by Buyer to comply with any federal or state healthcare regulatory Laws, and to Buyer’s knowledge, no such Action is currently threatened against Buyer.

ARTICLE V

Covenants

Section 5.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause each member of the Company Group to: (x) conduct its business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts consistent with its past practice and custom to maintain and preserve intact its current organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with it. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) cause each member of the Company Group to preserve and maintain all of its Permits;

(b) cause each member of the Company Group to pay its debts, Taxes and other obligations when due, unless the same is being contested in good faith;

(c) cause each member of the Company Group to maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause each member of the Company Group to continue in full force and effect all Insurance Policies, except as required by applicable Law;

(e) cause each member of the Company Group to perform in all material respects all of its obligations under all Material Contracts;

(f) cause each member of the Company Group to maintain its books and records in accordance with past practice;

(g) cause each member of the Company Group to comply in all material respects with all applicable Laws; and

(h) subject to Section 5.5 and Section 5.20 hereof, cause each member of the Company Group not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.7 to occur.

Section 5.2 Access to Information and Personnel. From the date hereof until the Closing, Seller shall, and shall cause each member of the Company Group to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to each member of the Company Group; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to each member of the Company Group as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the members of the Company Group to cooperate with Buyer in its investigation of the Company Group and to do preliminary integration and transition planning. Any investigation or other activities pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. All requests by Buyer for access pursuant to this Section 5.2 shall be submitted or directed exclusively to Michael W. Gleespen or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any member of the Company Group shall be required to disclose any information to Buyer if such disclosure would, in Seller’s reasonable discretion: (x) cause significant competitive harm to any member of the Company Group and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. At all times prior to Closing, Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.2.

Section 5.3 Supplement to Disclosure Schedule. From time to time prior to the Closing, Seller shall supplement or amend the Disclosure Schedule hereto, to the extent necessary to make them true and correct as of the Closing, with respect to transactions and events occurring after the date hereof and not in violation of any obligation of Seller or a member of the Company Group hereunder (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedule as of the Closing Date; provided, that in the event such event, development or occurrence which is the subject of the Schedule Supplement constitutes or relates to something that: (a) has had a Material Adverse Effect, then Buyer shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 6.2(a)(ii); or (b) causes the closing condition set forth in Section 6.2(n) to fail or not be satisfied, then Buyer shall have the right to terminate the Agreement for failure to satisfy such closing condition. Notwithstanding the preceding provisions of this Section 5.3, the failure of Seller to give any Schedule Supplement pursuant to this Section 5.3 shall not give rise to a failure of the condition set forth in Section 6.2(b) hereof or to any liability of Seller to Buyer.

Section 5.4 Plant Closings and Mass Layoffs. Buyer shall not take or cause to be taken, or omit to take, any action that would trigger any liability for Seller or its Affiliates under, the WARN Act.

Section 5.5 Benefit Plans.

(a) With respect to any employee benefit plan maintained by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any employees of the Company Group (as of immediately prior to the Closing) will participate effective as of the Closing, Buyer shall, or shall cause the applicable member of the Company Group to, recognize all service of such employees with the Company Group prior to Closing as if such service were with Buyer, for vesting and eligibility purposes (but not for benefit accrual purposes) in any Buyer Benefit Plan in which such employees may be eligible to participate after the Closing Time; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan. Buyer or its Affiliates shall establish and offer, as new employee benefit plans as of the Closing Date, to the Company Group Member Employees and their eligible spouses and dependents group health and other welfare benefit plans that are reasonably comparable in the aggregate than the Benefit Plans in effect immediately prior to the Closing. Buyer shall (or shall cause its Affiliates to) assume all obligations to provide continued health coverage in accordance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) with respect to Company Group Member Employees and their qualified beneficiaries who experience a COBRA eligible event on or after the Closing Date, including all obligations with respect to all health claims incurred on or after the Closing Date. Subject to applicable Law, Seller shall reasonably cooperate with Buyer to provide information necessary to implement the provisions of this Section 5.5(a). Subject to applicable Law, Buyer shall credit each employee of the Company Group with an amount of paid vacation, personal time-off and sick leave days following the Closing Date equal to the amount of vacation time, personal time-off and sick leave days each such employee has accrued but not yet used or cashed out as of the Closing Date under the vacation, personal time-off and sick leave policies of the Company Group as in effect immediately prior to the date of this Agreement, and allow each such employee to use such accrued vacation, personal time-off and sick leave days at such times as each would have been allowed under the vacation, personal time-off and sick leave policies of the Company Group listed in Section 3.14(b) of the Disclosure Schedule as in effect immediately prior to the date of this Agreement.

(b) Employees who are employed by a member of the Company Group immediately prior to the Closing Date (collectively, the “Company Group Member Employees”) shall continue in employment with the Company Group members, Buyer or Buyer’s Affiliate, except to the extent expressly noted in Section 5.5(b) of the Disclosure Schedule. The term “Company Group Member Employees” shall not include any employee who is listed in Section 5.5(b) of the Disclosure Schedule.

(c) Effective as the day immediately preceding the Closing Date, the Company Group members shall cease to be participating employers in all of the Benefit Plans that are not maintained solely for the benefit of current or former employees of one or more Company Group members (collectively, the “Parent Benefit Plans”), and all Company Group Member Employees and their spouses and dependents shall cease to actively participate in and accrue further benefits under the Parent Benefit Plans as of the day immediately preceding the Closing Date. Before the Closing Date, Seller shall, or shall cause the Company Group members to, take all actions necessary to cause the members of the Company Group to cease to be participating employers in the Parent Benefit Plans and to cause the Company Group Member Employees to cease to actively participate in or accrue further benefits under the Parent Benefit Plans as of the day before the Closing Date. Notwithstanding the foregoing provisions of this Section 5.5(c), Company Group Member Employees may continue after the Closing Date to participate in accordance with, and subject to, their eligibility under the terms of the applicable Parent Benefit Plans as in effect from time to time as follows:

(i) Company Group Member Employees may continue participation under the Parent Benefit Plans which provide “welfare benefits” (within the meaning of Section 3(1) of ERISA), tuition reimbursement benefits or other fringe benefits with respect to claims incurred by such employees and their eligible spouses, dependents or qualified beneficiaries, as applicable, on or prior to the Closing Date;

(ii) Company Group Member Employees shall continue participation under the CBIZ, Inc. Retirement Savings Plan (the “CBIZ Savings Plan”) with respect to vested, accrued benefits as of the Closing Date, to the extent permitted under the terms and conditions of such plan;

(iii) Company Group Member Employees shall continue participation under the CBIZ Nonqualified Deferred Compensation Plan with respect to vested, accrued benefits as of the Closing Date, to the extent permitted under the terms and conditions of such plan;

(iv) Company Group Member Employees shall continue participation under the CBIZ, Inc. Employee Stock Purchase Plan with respect to vested, accrued benefits as of the Closing Date to the extent permitted under the terms and conditions of such plan; and

(v) Company Group Member Employees shall continue participation under the Parent Benefit Plans with respect to outstanding stock options or other equity awards and shall fully vest all Company Group Member Employees in such benefits as of the Closing Date to the extent permitted under the terms and conditions of such plan.

(d) Seller shall cause the CBIZ Savings Plan to fully vest Company Group Member Employees in their account balances immediately prior to Closing. Buyer shall cause one or more defined contribution plans intended to qualify under Sections 401(a) and 401(k) of the Code maintained by Buyer or its Affiliates to provide for the receipt of rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31)(D) of the Code) of Company Group Member Employees’ account balances under the CBIZ Savings Plan, including outstanding loan balances, within ninety (90) days after the Closing Date. Such rollovers shall be made in the form of cash, provided that rollovers of outstanding loan balances shall be made in kind. Seller shall reasonably cooperate with Buyer to provide payment schedules, promissory notes and any other information necessary to implement the provisions of this Section 5.5(d).

(e) As of the Closing Date, Buyer shall assume all obligations to each Company Group Member Employee pursuant to any cash incentive or bonus program listed in Section 3.14(a) of the Disclosure Schedule covering such Company Group Member Employee as of the Closing Date; provided, however, that with respect to any obligation relating to a measurement period prior to the Closing Date, Buyer only shall assume such obligation to the extent that such amount is accrued and reflected as a current liability on the Closing Date Balance Sheet (for purposes of clarity, any such accrual shall include the applicable accrued obligation pursuant to the applicable incentive or bonus program in effect on the date hereof with respect to any Company Group Member Employee notwithstanding that such Company Group Member Employee may enter into a new agreement or arrangement, effective commencing upon or after the Closing, with any member of the Company Group or Buyer and notwithstanding that any such new agreement or arrangement may affect the amount or timing of payment of any such incentive amounts). Consistent with Buyer’s obligations under this Section 5.5(e), Buyer shall, or shall cause its Affiliates to, pay Company Group Member Employees incentive compensation on the same basis as in effect prior to the Closing Date for the applicable performance measurement period which includes the Closing Date. Notwithstanding anything contained herein to the contrary, Buyer and its Affiliates shall not be obligated to continue or maintain such incentive compensation program following the end of the applicable performance measuring period which includes the Closing Date and shall not be precluded from changing and/or eliminating such program from time to time or at any time thereafter.

(f) Buyer shall, or shall cause its Affiliates to, provide severance benefits to any Company Group Member Employee whose employment is terminated during the one-year period following the Closing Date in an amount that is equal to the greater of (i) the severance benefits that the employee would have been entitled to pursuant to and under circumstances consistent with the terms of the applicable Benefit Plans listed in Section 3.14(b) of the Disclosure Schedule as in effect on the Closing Date or (ii) the severance benefits provided under the severance arrangements of Buyer and its Affiliates applicable to similarly situated employees, in each case to be calculated, however, on the basis of the employee’s compensation and service at the time of the termination of employment.

(g) Buyer shall, and shall cause its Affiliates to waive limitations on benefits relating to any pre-existing conditions of the Company Group Member Employees and their eligible spouses and dependents and any active at work requirements applicable to Company Group Member Employees for participation in Buyer Benefit Plans (to the extent the comparable Benefit Plan provides for the waiver of such conditions or requirements).

(h) Buyer shall, or shall cause its Affiliates to, maintain a general purpose health flexible spending account plan, a limited purpose health flexible spending account plan and a dependent care flexible spending account plan, and to accept a “FSA Transfer” (as defined below) from the applicable Parent Benefit Plans that are general purpose health flexible spending accounts, limited purpose health flexible spending accounts and dependent care flexible spending accounts of Company Group Member Employees (collectively, the “Parent FSA Plans”). For purposes of this Section 5.5(h), a “FSA Transfer” involves Buyer or one of its Affiliates effectuating the election of the Company Group Member Employees in effect under the Parent FSA Plans immediately prior to the Closing Date and assuming responsibility for administering and paying under the applicable plans of Buyer or one of its Affiliates all eligible reimbursement claims of such Company Group Member Employees incurred in the plan year in which the Closing Date occurs that are submitted for payment on or after the Closing Date. As soon as practicable following the Closing Date, Seller shall cause to be transferred to Buyer an amount in cash equal to (i) the sum of all contributions to the applicable Parent FSA Plans made with respect to the plan year in which the Closing Date occurs by or on behalf of such Company Group Member Employees prior to the Closing Date, reduced by (ii) the sum of all claims incurred by such Company Group Member Employees under the applicable Parent FSA Plans in the plan year in which the Closing date occurs that are submitted for payment prior to the Closing Date. Seller shall reasonably cooperate with Buyer to provide information necessary to implement the provisions of this Section 5.5(h).

(i) Buyer shall, or shall cause its Affiliates to, provide current or former employees of any member of the Company Group who are receiving short-term or long-term disability benefits as of the Closing Date with at least the same short-term and long-term disability benefits provided to such individuals immediately as of the Closing Date under the Benefit Plans and such individuals shall cease to participate in the Benefit Plans providing short-term or long-term disability benefits effective as of the Closing Date. Seller and its Affiliates shall have no obligation or Liability to pay or provide short-term or long-term disability benefits to current or former employees of any member of the Company Group on or after the Closing Date.

(j) Subject to applicable Law, Seller and Buyer shall provide each other with such documents or other information as may be reasonably required to carry out the agreements described in this Section 5.5. Buyer and Seller shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Section 5.5, and shall (i) furnish upon request to each other such further information; (ii) execute and deliver to each other, and file where appropriate, such other documents; and (iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Section 5.5. If any of the agreements described in this Section 5.5 is determined by any Governmental Authority to be prohibited by Law, Seller and Buyer shall modify such agreement to reflect as closely as possible their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by Law.

(k) Notwithstanding the foregoing provisions of this Section 5.5, nothing contained herein, whether expressed or implied, (i) shall be treated as an amendment or other modification of any employee benefit plan, program or arrangement maintained by Seller, Buyer or any of their respective Affiliates or (ii) create any obligation on the part of the Buyer or any of its Affiliates to continue the employment of any employee for any definite period. Seller and Buyer acknowledge and agree that all provisions contained in this Section 5.5 are included for the sole benefit of Seller, Buyer and their respective Affiliates, and that nothing herein, whether expressed or implied, shall create any third party beneficiary or other rights (x) in any other Person, including any employees, former employees, or any participant (or any eligible spouse, dependent or beneficiary thereof) in any employee benefit plan, program or arrangement maintained by Buyer or any of its Affiliates or (y) to continued employment with Seller, Buyer or any of their respective Affiliates or continued participation in any employee benefit plan, program or arrangement.

Section 5.6 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates (including members of the Company Group) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the members of the Company Group) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b) In addition to the other obligations under this Section 5.6, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller, any Company member or any of its or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 5.6 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.7 Notice of Certain Events. From the date hereof until the Closing, Seller shall, within two (2) Business Days of becoming aware of the following, notify Buyer in writing of (a) any notice or other communication from any Governmental Authority in connection with any of the matters covered by the Healthcare Compliance Representation or in connection with the transactions contemplated by this Agreement; and (b) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, individually or in the aggregate, a Material Adverse Effect, (ii) reasonably could have, individually or in the aggregate, a Material Adverse Effect, or (iii) has resulted in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied. Buyer’s receipt of information pursuant to this Section 5.6 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and (subject to Section 5.3) shall not be deemed to amend or supplement the Disclosure Schedules. Notwithstanding the preceding provisions of this Section 5.7, the failure of Seller to give any notice pursuant to this Section 5.7 shall not give rise to a failure of the condition set forth in Section 6.2(b)(ii) hereof or to any liability of Seller to Buyer.

Section 5.8 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect. The Confidentiality Agreement shall terminate, however, upon the Closing. Further, from and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company Group and/or any member of the Company Group and/or their respective businesses, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall, to the extent practical, give Buyer the opportunity to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the preceding provisions of this Section 5.8, Seller may use any of the information covered by this Section 5.8 for purposes of discharging its duties and obligations pursuant to this Agreement, for purposes of complying with any Tax Law or for purposes of contesting or defending any claim by any Buyer Indemnified Party for indemnification pursuant to this Agreement.

Section 5.9 Non-competition; Non-solicitation.

(a) Except as permitted by this Section 5.9, for a period of four (4) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any member of the Company Group and customers or suppliers of any member of the Company Group. Notwithstanding the foregoing, nothing in this Agreement shall preclude, prohibit or restrict Seller or its Affiliates from any of the following:

(i) owning, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person;

(ii) engaging in any manner in any business activity that would otherwise violate this Section 5.9 to the extent such business activity is conducted on the date hereof through one of Seller’s Affiliates that is not a member of the Company Group (each, an “Existing Business”) and the gross revenue from the competing portion of such Existing Business does not exceed the lesser of 15% of the aggregate revenue of such Existing Business or $20,000,000.00 for the fiscal year immediately preceding the measurement date;

(iii) engaging in any manner in any business activity that would otherwise violate this Section 5.9 that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by Seller or any of its Affiliates in each case after the Closing (an “After-Acquired Company”) provided that, with respect to this clause (3), the gross revenue from the competing portion of such After-Acquired Business or After-Acquired Company does not exceed the lesser of 15% of the aggregate revenue of any such After-Acquired Business or After-Acquired Company or $20,000,000.00 for the fiscal year immediately preceding the measurement date; or

(iv) providing consulting services of the type provided by CBIZ KA Consulting Services, LLC, as described in reasonable detail in Section 5.9 of the Disclosure Schedule, on the date of this Agreement to the healthcare industry.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of a member of the Company Group or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.9(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by a member of the Company Group or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Except with respect to any activity permitted pursuant clauses (1), (2), (3) or (4) of Section 5.9(a), during the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any member of the Company Group or potential clients or customers of any member of the Company Group for purposes of diverting their business or services from a member of the Company Group.

(d) Seller acknowledges that a breach or threatened breach of this Section 5.9 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges that the restrictions contained in this Section 5.9 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.9 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.9 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) The parties hereto agree that it is their intent that each Member of the Company Group is and shall be a third party beneficiary of the terms, conditions, provisions and restrictions of this Section 5.9.

Section 5.10 Governmental Approvals and Other Third-Party Consents.

(a) Each party hereto shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) In furtherance and not in limitation of the other provisions of this Section 5.10, each of Buyer and Seller shall, within two (2) Business Days after the date hereof, prepare and file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (all fees and expenses of which shall be paid one-half by Seller and one-half by Buyer), shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and shall use their respective commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each of Buyer and Seller, acting solely through outside counsel, will (i) promptly notify the other of any written communication to that party from any Governmental Authority and, subject to applicable Law, if practicable, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate such other party’s reasonable comments thereto, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications between it and its Affiliates and their respective representatives on one hand, and any such Governmental Authority and its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.5 and Section 4.2 of the Disclosure Schedule; provided, however, that Seller shall not be obligated to pay any material consideration therefor to any third party from whom consent or approval is requested.

(d) Without limiting the generality of the parties’ undertakings pursuant to subsections (a), (b) and (c) above, each of the parties hereto shall use all reasonable best efforts to:

(i) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement; and

(ii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

(e) If any consent, approval or authorization necessary to preserve any right or benefit under any contract or agreement to which any member of the Company Group is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the members of the Company Group in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(f) Notwithstanding the foregoing, nothing in this Section 5.10 shall require, or be construed to require, Buyer, Seller or any of their respective Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, any member of the Company Group or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, reasonably could result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.11 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller or its Affiliates prior to the Closing, or for any other reasonable purpose (including, without limitation, the defense of any claims for indemnity made pursuant to this Agreement), for a period of six (6) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of each member of the Company Group relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company Group; and

(ii) upon reasonable notice, afford Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or any member of the Company Group after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the members of the Company Group and their operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the members of the Company Group reasonable access (including the right to make, at their expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.11 where such access would violate any Law. The periods above are subject to the provisions of Section 5.17 with respect to Tax matters.

Section 5.12 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the members of the Company Group to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.13 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel) or stock exchange rules, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.14 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.15 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne equally by Buyer and Seller. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate reasonably with respect thereto).

Section 5.16 Names Following Closing. From and after the Closing, neither Buyer nor any of its Affiliates (including, without limitation, any member of the Company Group) shall use, or have the right to use, the name “CBIZ” or any variations or derivatives thereof or any trademarks or logos of Seller or any of its Affiliates (the “Names”), or any name that is deceptively similar to the Names, except as provided in this Section 5.16. The Company Group may continue to use the Names following the Closing until thirty (30) days following the Closing Date, after which Buyer shall and shall cause each of its Affiliates (including the Company Group) to (i) cease and discontinue use of all Names, (ii) complete the removal of the Names from all signage, vehicles, properties, technical information and promotional or other marketing materials and other assets and (iii) change the name of each member of the Company to remove the Names. Buyer shall indemnify and hold Seller and CBIZ harmless from and against any Losses arising from or in connection with the use of the Names by the Company Group following Closing.

Section 5.17 Tax Matters.

(a) Buyer agrees that it will not, and will not cause or permit any member of the Company Group to (i) take any action on or after the Closing Date that could reasonably be expected to give rise to any material Tax liability of Seller under this Agreement or (ii) make or change any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction in any Tax asset of Seller in respect of any Tax period (or portion thereof) ending on or before the close of business on the Closing Date, except in either case actions undertaken in the ordinary course of business or that may be required by applicable Law.

(b) Seller shall cause the members of the Company Group to prepare and timely file all Tax Returns of the members of the Company Group required to be filed before the Closing Date and to pay all Taxes required to be paid with such Tax Returns. Seller will be responsible for the preparation of, and the parties shall cooperate in causing the members of the Company Group to timely file, all Tax Returns of the members of the Company Group with a filing due date that is after the Closing Date (taking into account extensions) for tax periods of the members of the Company Group that end on or before the Closing Date (“Stub Period Tax Returns”, and collectively with the Tax Return Amendments, the “Seller Returns”), and Seller will pay to Buyer at least five (5) days preceding the date payment is due, any Taxes due with respect to such Seller Returns that Seller is not required or able to remit directly. Seller shall include the income of all members of the Company Group (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods that end on or prior to the Closing Date. Buyer shall cause to be prepared and filed all Tax Returns of the members of the Company Group for Tax periods of the members of the Company Group ending after the Closing Date (collectively with the Straddle Period Returns (as defined in clause (d) below), the “Buyer Returns”). Seller and Buyer shall cooperate with each other and act in good faith in connection with the preparation and filing of all Seller Returns and all Buyer Returns. Seller and Buyer shall notify each other promptly of any audit, investigation or inquiry by any taxing authority as to any Seller Return or any Buyer Return that could reasonably be expected to affect the liability for Taxes of the other party under this Agreement. Seller shall be responsible for paying any costs and expenses incurred in connection with the preparation and filing of any Seller Return required to be filed by Seller in accordance with this Section 5.17 and Buyer shall be responsible for paying any costs and expenses incurred in connection with the preparation and filing of any Buyer Return required to be filed by it in accordance with this Section 5.17.

(c) The Stub Period Tax Returns shall include all Tax deductions and credits, to the extent allowable by Law, relating to any Tax deductions and credits the members of the Company Group are entitled to claim in connection with the transactions contemplated by this Agreement. If any Stub Period Tax Return shows an overpayment of Tax, such return shall request that the overpayment be refunded. If any Stub Period Tax Returns shows a loss, within sixty (60) days following the filing of the Stub Period Tax Returns, Seller shall cause to be prepared and filed appropriate Tax Returns to carry such loss back to prior taxable years (the “Tax Return Amendments”). The economic benefit of any such refund or carryback shall be for the account of Seller.

(d) Buyer shall use commercially reasonable efforts to provide Seller with copies of all state and local income Tax Returns of the members of the Company Group for taxable periods that begin before and end after the Closing Date (a “Straddle Period Return”) for review and comment at least fifteen (15) days prior to the applicable filing deadline (subject to any extensions of such filing deadline) for such Tax Returns together with the Buyer’s calculation of any Tax refund to be received, or any Taxes payable, with respect to the Pre-Closing Tax Period (the “Tax Materials”). The amount of any Taxes based on or measured by income, receipts or payroll of the Company Group for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of other Taxes of the Company Group for any taxable period that includes (but does not end on) the Closing Date that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period. Seller shall have a period of ten (10) days to provide Buyer with a statement of any disputed items with respect to the Tax Materials. In the event Seller and Buyer are unable to reach agreement with respect to any disputed items within a period of five (5) days, all such disputed items shall be submitted to the Accountant for final resolution prior to the applicable filing deadline. Seller shall pay to or as directed by Buyer any amount payable with respect to the Pre-Closing Tax Period of a Straddle Period Return by wire transfer of immediately available funds within three (3) days after such amount is agreed to by Seller and Buyer or is finally determined by the Accountant. Buyer and Seller agree that if any member of the Company Group is permitted under any applicable state or local income Tax law to treat the Closing Date as the last day of the taxable period during which the Closing occurs, Buyer and Seller shall treat (and shall cause their respective Affiliates to treat) such date as the last day of such taxable period. Buyer and Seller shall cause each federal or state income Tax Return of an Affiliated Group and each member of the Company Group filed after the Closing Date that includes a Pre-Closing Tax Period (including the Stub Period Tax Returns and any Tax Return Amendments) to be prepared in accordance with the most recent past practices of the members of the Company Group, except to the extent not permitted under applicable Law.

(e) In connection with the Seller Returns and the Buyer Returns, (i) the parties shall cause each member of the Company Group to carryback and apply any net operating loss of each member of the Company Group for the Pre-Closing Tax Period (the “Pre-Closing NOL”) to any successive preceding Tax years, and then to carryforward and apply any remaining Pre-Closing NOL to all Tax years subsequent to the Closing Date, until all of the Pre-Closing NOL has been applied, (ii) Buyer and Seller agree that any federal or state income Tax refunds that relate to Pre-Closing Tax Periods or to the carryback of the Pre-Closing NOL to any Pre-Closing Tax Period shall be for the account of Seller, and (iii) Buyer and Seller agree that any federal, state or local income Tax refunds payable to any member of any Affiliated Group with respect to the carryback of any net operating loss or other tax attribute of the members of the Company Group for any taxable period that begins after the Closing Date (a “Post-Closing Attribute”) to any Pre-Closing Tax Period shall be for the account of Buyer and its subsidiaries. At Buyer’s request, Seller will cooperate with Buyer by filing an amended Tax Return or refund claim with respect to any Post-Closing Attribute (a “Post-Closing Attribute Return”). Buyer shall provide Seller with written notice that Buyer wishes Seller to file a Post-Closing Attribute Return at least thirty (30) days prior to the date of filing thereof. Seller shall have a period of fifteen (15) days to provide Buyer with a written statement of objection to such filing, provided that the basis for any such objection shall be limited to Seller’s failure to receive the maximum amount of refunds or credits against income Tax available to them with respect to the application, carryback or carryforward of the Post-Closing Attribute. In the event that Seller and Buyer are unable to reach agreement with respect to any such objection by Seller within a period of five (5) days, any such dispute shall be submitted to the Accountant for final resolution prior to the filing of such Post-Closing Attribute Return. Upon receipt, Seller shall immediately pay to Buyer any Tax refund (or reduction in Tax liability) less all reasonable costs and expenses of filing such amended return or refund claim resulting from a carryback of a Post-Closing Attribute.

(f) Buyer and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the members of the Company Group as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. For a period of seven (7) years after the Closing, Buyer shall cause the Company Group to maintain and not discard or destroy any of the Tax books and records of the members of the Company Group as in existence as of the Closing and to make available to Seller upon reasonable notice and at Seller’s expense any such books and records, including in order for Seller to make any copies of such books and records at Seller’s expense.

(g) Any and all existing Tax sharing agreements (whether written or not) binding upon any member of the Company Group shall be terminated as of the Closing Date and shall have no further effect for any Post-Closing Tax Period.

(h) Notwithstanding any other provision of this Agreement, Seller may, in its sole and absolute discretion and at its sole cost and expense, amend any of its previously filed state Tax Returns in order to exclude one or more of the members of the Company Group as part of a combined, consolidated or unitary Tax group with CBIZ, Inc.

Section 5.18 Representation and Warranty Policy. Buyer and Seller agree to use their respective commercially reasonable efforts to obtain the Representation and Warranty Policy. At the Closing, Seller will pay, by wire transfer, $500,330.00 toward the cost of the Representation and Warranty Policy.

Section 5.19 Cooperation with Insurance and Financing. Prior to the Closing, Seller shall, and shall cause the members of the Company Group to, provide to Buyer all cooperation reasonably requested by Buyer in connection with obtaining, at Buyer’s expense, a “tail policy” with respect to the existing general liability insurance covering the Company Group and any of its businesses together with any debt financing being sought by Buyer in connection with the transactions contemplated by this Agreement (the “Debt Financing”), including, in connection with the Debt Financing, the following: (a) causing the senior officers of the members of the Company Group to participate in meetings, presentations, road shows, due diligence sessions (or other sessions with prospective lenders, investors and rating agencies), drafting sessions, sessions with rating agencies or other syndication activities; (b) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda and similar documents reasonably required in connection with the Debt Financing; (c) assisting with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement, and other definitive financing documents on terms satisfactory to Buyer, provided that no obligation of a member of the Company Group under any such document or agreement shall be effective until the Closing; (d) facilitating the pledging of collateral, provided that no pledge shall be effective until the Closing; (e) furnishing to Buyer and its financing sources, as promptly as practicable, such financial and other pertinent information regarding the Company Group as may be reasonably requested by Buyer (provided that the recipients of such information execute and deliver to Seller confidentiality agreements reasonably acceptable to Seller); (f) providing requested officer’s certificates and representation letters; and (g) causing to be prepared and rendered requested solvency opinions or certificates from the chief financial officers of the members of the Company Group, accountant’s comfort letters from the independent auditor of the Company Group and opinions of counsel, in each of the foregoing cases as may be necessary and customary in connection with a financing substantially similar to the Debt Financing; provided, however, that, notwithstanding anything in this Agreement to the contrary, until the Closing, the Company Group shall not: (x) be required to pay any commitment or other similar fee which is not reimbursed substantially concurrently by Buyer; (y) have any Liability or obligation under any loan agreement or any related document or any other agreement or document related to the Debt Financing which is not contingent on the Closing; or (z) be required to incur any other Liability in connection with the Debt Financing which is not contingent on the Closing. Seller, for itself and the Company Group hereby consents to the use of the logos of the Company Group in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company Group. Buyer shall, promptly upon request by the Seller, reimburse the Seller and each member of the Company Group for all reasonable and documented third party out-of-pocket costs and expenses incurred, with the prior approval of Buyer, thereby in connection with such assistance. Notwithstanding any other provision of this Agreement, Seller shall have no liability to Buyer or any of its Affiliates (including any member of the Company Group) with respect to any Losses arising solely as a result of any assistance provided by Seller or any member of the Company Group pursuant to this Section 5.19. No fees, costs or expenses incurred by any member of the Company Group pursuant to this Section 5.19 shall be treated as transaction expenses for purposes of this Agreement, including, without limitation, pursuant to Section 7.2(g) of this Agreement. After the Closing, Seller shall reasonably cooperate in good faith with any member of the Company Group to the extent such cooperation is reasonably necessary for such member of the Company Group to initiate, submit and pursue any claims with respect to the matters disclosed on Schedule 3.12 under any insurance policies of Seller and/or the Company Group which were in effect as of the Closing and which insure such member of the Company Group. Such cooperation shall include executing such documents, making available such information and employees, and taking such actions as Buyer or any member of the Company Group reasonably may request in connection with the foregoing. Buyer shall, promptly upon request by the Seller, reimburse the Seller and each member of the Company Group for all reasonable and documented third party out-of-pocket costs and expenses incurred thereby in connection with such post-closing assistance.

Section 5.20 Distribution of MMP Texas Assets, Liabilities and Interests. Notwithstanding any other provision of this Agreement, prior to Closing, MMP will cause MMP Texas to distribute all of its assets (other than Tax credits and other Tax attributes) and all of its liabilities (other than with respect to Taxes) to MMP and immediately following such transfer, MMP shall distribute the MMP Texas Interests to Seller and following such distribution and notwithstanding any other provision of this Agreement to the contrary the MMP Texas Interests shall be excluded from the sale contemplated by this Agreement.

Section 5.21 Medicaid and Medicare State Registrations. Within ten days following the date of this Agreement, Seller shall deliver to Buyer a list of the states where any member of the Company Group is registered to submit Medicaid or Medicare billings and if applicable, the expiration date of such registration.

ARTICLE VI

Conditions to Closing

Section 6.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) No Action shall have been commenced (and not subsequently dismissed) against Buyer, Seller or any member of the Company Group, which could reasonably be expected to prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

Section 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Each of (i) the Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the date of this Agreement and as of the Closing Date, and (ii) the remaining representations and warranties of Seller contained in Article III of this Agreement (in each case without giving effect to any materiality or Material Adverse Effect qualifications contained therein) shall be true and correct as though made on and as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied (i) in all material respects with all agreements, covenants and conditions required by this Agreement (except with respect to Section 5.1 hereof) to be performed or complied with by Seller prior to or on the Closing Date and (ii) with Seller’s obligations pursuant to Section 5.1 except where the failure to so perform and comply would not have a Material Adverse Effect.

(c) All approvals, consents and waivers that are listed on Section 6.2(c) of the Disclosure Schedules shall have been received and shall be in full force and effect and not revoked, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(j) and Section 6.2(k) have been satisfied.

(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder.

(f) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(g) Buyer shall have received resignations of (or resolutions effectively removing) the directors of the members of the Company Group.

(h) Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(i) Seller shall have delivered or caused to be delivered the following:

(i) all minute books, stock transfer books, stock and equity certificate books, and corporate certificates, and all corporate seals and financial and accounting books and records of each member of the Company Group; and

(ii) the certificate contemplated by Section 2.5(a).

(j) From the date of this Agreement, there shall not have occurred (i) any Action arising from an alleged failure to comply with any matter covered by the Healthcare Compliance Representation to the extent such Action could reasonably be expected to result in a Material Adverse Effect, or (ii) any Material Adverse Effect.

(k) Between the date of this Agreement and the Closing Date, no member of the Company Group shall have changed in any material respect its conduct with respect to the collection of its accounts receivable or the payment of its expenses or accounts payable (in each case other than in the ordinary course of business), in either case, with the intent of altering its pre-Closing financial results in order to increase the Purchase Price paid by Buyer.

(l) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for each member of the Company Group from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such member of the Company Group is organized.

(m) Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(n) The Representation and Warranty Policy either: (i) shall have been bound and be in full force and effect (including, without limitation, Seller’s payment of the amount specified in Section 5.18); or (ii) shall be fully available for issuance to Buyer upon terms and conditions materially no less favorable than those set forth in the binder attached hereto as Exhibit A.

(o) Seller shall have executed and delivered to Buyer the Sublease and the Transition Services Agreement; provided, that the consent of the landlord to the Sublease shall not be a condition to Buyer’s obligations pursuant to this Agreement.

Section 6.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(e) Buyer shall have paid the Estimated Cash Purchase Price in accordance with Section 2.3.

(f) Buyer shall have executed and delivered to Seller the Sublease and the Transition Services Agreement; provided, that the consent of the landlord to the Sublease shall not be a condition to Seller’s obligations pursuant to this Agreement.

(g) Buyer shall have duly executed and delivered to Seller the Seller Note in accordance with Section 2.3.

ARTICLE VII

Survival and Indemnification

Section 7.1 Survival. Subject to the limitations and other provisions of this Agreement, all representations and warranties contained in this Agreement shall survive the Closing and continue in effect for fifteen months after the Closing Date, except for the Fundamental Representations, which shall continue in effect and survive indefinitely and the Tax Representation, which shall continue in effect and survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations governing Taxes.

Section 7.2 Indemnification by Seller. Subject to the other terms and conditions of this Article VII, from and after the Closing, Seller shall indemnify Buyer, its Subsidiaries (including the members of the Company Group) and its and their respective directors, officers, members, managers, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold each Buyer Indemnified Party harmless from, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party based upon or arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties made by Seller in Article III, other than the Healthcare Compliance Representation;

(b) any criminal Liabilities, criminal fines or criminal penalties assessed against any member of the Company Group after the Closing in connection with any inaccuracy in or breach of the Healthcare Compliance Representation;

(c) any breach or non-fulfillment by Seller of any of its covenants or agreements contained in this Agreement or in any Transaction Document;

(d) any Taxes of any member of the Company Group for the Pre-Closing Tax Period;

(e) any Taxes of Seller, MMP Texas or any Affiliate of Seller that is not a member of the Company Group for any Pre-Closing Tax Period;

(f) any Closing Date Indebtedness that was not taken into account in connection with determining the Purchase Price;

(g) any fees, charges, expenses and other amounts incurred by or on behalf of Seller or any member of the Company Group (including legal, accounting, brokerage, investment banking, consulting and other professional or similar fees, charges and expenses) relating to this Agreement or the transactions contemplated hereby;

(h) any earn-out or similar payments owed to Pro Medical or any other earn-out or similar payments to any other seller of any business (whether by merger, stock or equity sale, asset sale or otherwise) to any member of the Company Group (each, an “Earn-Out”); and

(i) any liabilities or obligations owing to the Company Group Member Employees under the CBIZ, Inc. Nonqualified Deferred Compensation Plan.

(j) Any amounts incurred by any member of the Company Group with respect to Item 10 of Section 3.12 of the Disclosure Schedule related to any alleged or actual misappropriation by a Company Group Employee but not in excess of the amount of any remaining retention or deductible with respect thereto under the Liability Policy.

The items in clauses (a) through (j) of this Section 7.2 are collectively referred to as the “Buyer’s Indemnifiable Claims”). For purposes of this Section 7.2, any inaccuracy in or breach of, or the calculation of any Losses with respect to, any Fundamental Representation or Tax Representation shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in such representation or warranty.

Section 7.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, from and after the Closing, Buyer shall indemnify Seller and its Subsidiaries and its and their directors, officers, members, managers, employees, agents, Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and shall hold each Seller Indemnified Party harmless from, any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Party based upon or arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or in any Transaction Document.

Section 7.4 Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. Notwithstanding any other provision of this Agreement, the indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a) The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 7.2(a) unless the aggregate amount of Losses with respect to such Buyer’s Indemnifiable Claims exceeds $1,500,000.00 (the “Deductible”), in which event the indemnity provided for in Section 7.2(a) shall apply only to the amount of Losses that exceeds the Deductible; provided, that the Deductible shall not apply to Losses arising from any inaccuracy in or breach of the Fundamental Representations or the Tax Representation. Without limiting the generality of the foregoing, any indemnification claim involving Losses of less than $25,000.00 shall not be entitled to indemnification under Section 7.2(a) and shall not be counted toward satisfaction of the Deductible.

(b) The maximum aggregate Liability of Seller for the Buyer Indemnified Parties’ Losses with respect to Buyer’s Indemnifiable Claims pursuant to Section 7.2(a) shall not exceed an amount equal to $25,000,000.00; provided, that the foregoing limitation shall not apply to Losses arising from any inaccuracy in or breach of the Fundamental Representations or the Tax Representation.

(c) The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 7.2(b) unless the aggregate amount of Losses with respect to such Buyer’s Indemnifiable Claims exceeds $2,000,000.00 (the “HC Deductible”), in which event the indemnity provided for in Section 7.2(b) shall apply only to the amount of Losses that exceeds the HC Deductible. The HC Deductible shall be determined by taking into account (i) all amounts paid by any Buyer Indemnified Party in respect of the retention or deductible required pursuant to the Representation and Warranty Policy for all claims made thereunder whether or not such claims specifically include claims for criminal Liability, criminal penalties or criminal fines plus (ii) all Losses of any Buyer Indemnified Party that in the absence of the HC Deductible would be recoverable by any Buyer Indemnified Party pursuant to Section 7.2(b).

(d) The maximum aggregate Liability of Seller for the Buyer Indemnified Parties’ Losses with respect to Buyer’s Indemnifiable Claims pursuant to Section 7.2(b) shall not exceed an amount equal to $30,000,000.00 which shall be determined by taking into account (i) all amounts recovered by any Buyer Indemnified Party pursuant to the Representation and Warranty Policy for all claims made thereunder whether or not such claims specifically include claims for criminal Liability, criminal penalties or criminal fines plus (ii) all amounts paid by Seller pursuant to Section 7.2(b).

(e) Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds (other than proceeds from the Representation and Warranty Policy to be obtained by Buyer at Closing) or any indemnity, contribution or other similar payment, in each case, actually received by the Indemnified Party (or any of its Affiliates) in respect of any such claim (net of premium increases and collection costs relating thereto). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar Contracts for any Losses (it being agreed that if insurance or indemnification, contribution or similar proceeds in respect of such Losses are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the lesser of the indemnification payment made by the Indemnifying Party or the excess of such payments over Losses sustained by the Indemnified Party); provided, however, that no Indemnified Party shall have an obligation to seek recoveries against a Person that was a customer of Buyer or a member of the Company Group within the one (1) year period prior to such claim.

(f) Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Loss shall be reduced by an amount equal to any net Tax benefit realized as a result of such Loss by the Indemnified Party in the tax year the Loss is incurred. For this purpose, the party entitled to indemnification shall be deemed to recognize a net Tax benefit with respect to a taxable year if, and to the extent that, the hypothetical Tax Liability, if any, of the Indemnified Party (or any affiliated, combined, consolidated or unitary group of which the Indemnified Party is a member) for such taxable year, calculated without taking into account any Tax items attributable to the indemnifiable Loss (and, for the avoidance of doubt, without taking into account any net operating loss carryovers or carrybacks attributable to an indemnifiable Loss incurred in any prior or subsequent taxable year), exceeds the actual Tax liability, if any, of the Indemnified Party (or any affiliated, combined, consolidated or unitary group of which the Indemnified Party is a member) for such taxable year, calculated by taking into account any Tax items attributable to such indemnifiable Loss (including, for the avoidance of doubt, any net operating loss carryovers or carrybacks attributable to a indemnifiable Loss incurred in any prior or subsequent taxable year (determined by treating such indemnifiable Loss as the last item claimed in any prior or subsequent taxable year)).

(g) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, special or indirect damages, or consequential damages which are not reasonably forseeable at the time of breach or alleged breach, except to the extent paid or required to be paid to a third party.

(h) The Buyer Indemnified Parties shall not be entitled to indemnification with respect to any amounts that have been taken into account in connection with determining the Purchase Price, including, without limitation, amounts taken into account in determining the Closing Date Working Capital.

(i) The right of a Buyer Indemnified Party to indemnification, reimbursement or other remedy for the breach or inaccuracy of any representation or warranty made by Seller shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with any such representations and warranties.

Section 7.5 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any Action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (reasonably acceptable to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim (i) that seeks an injunction or other equitable relief against the Indemnified Party; or (ii) that involves a criminal or quasi criminal proceeding, Action, indictment, allegation or investigation. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, however, that if in the reasonable opinion of counsel to the Indemnified Party (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel (meaning one law firm and not one lawyer within any firm) to the Indemnified Party, but only to the extent directly related to such different or additional legal defenses or matters covered by such conflict of interest, in each jurisdiction for which opinion of counsel to the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to prosecute the defense of such Third-Party Claim in good faith, the Indemnified Party may, subject to Section 7.5(b), pay, compromise and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless the Indemnifying Party admits it is liable hereunder to indemnify the Indemnified Party with respect to such Third-Party Claim, the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such compromise or settlement provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim. If the Indemnified Party has assumed the defense of such Third-Party Claim as permitted hereby, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnified Party may compromise or settle any Third-Party Claim without the prior written consent of the Indemnifying Party if the Indemnified Party does not seek indemnification therefor.

(c) Any claim by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses, or is otherwise prejudiced, by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Notwithstanding the preceding provisions of this Section 7.5, or any other provision of this Agreement, Seller shall have the sole and absolute right to control (i) all matters pertaining to any Earn-Out, including, without limitation, any disputes as to amounts owed and any settlement discussions, and (ii) all matters relating to any Taxes for any Pre-Closing Tax Period.

Section 7.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.7 Buyer’s Remedy for Breach of Healthcare Compliance Representation. Notwithstanding anything to the contrary contained in this Agreement, each Buyer Indemnified Party’s sole source of recovery for Losses arising from any inaccuracy in or breach of the Healthcare Compliance Representation (other than Losses for criminal Liabilities, criminal fines or criminal penalties assessed against any member of the Company Group in connection with any inaccuracy in or breach of the Healthcare Compliance Representation) shall be recovery from the insurance coverage provided by the Representation and Warranty Policy, and in no event will any Buyer Indemnified Party make a claim for indemnification against, seek to recover from, or have any right to recover from Seller or any of its Affiliates for such Buyer Indemnified Party’s Losses arising from any inaccuracy in or breach of the Healthcare Compliance Representation (other than Losses for criminal Liabilities, criminal fines or criminal penalties assessed against any member of the Company Group in connection with any inaccuracy in or breach of the Healthcare Compliance Representation). As soon as is reasonably practicable, Buyer shall provide Seller with notice of any claim made against the Representation and Warranty Policy. Seller shall cooperate with Buyer in all respects with respect to the making of any such claim.

Section 7.8 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims pursuant to Section 7.7 and claims that Seller or Buyer fraudulently induced the other party to enter into, or perpetrated fraud in connection with, this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.8 shall limit any Person’s right to seek and obtain (a) any equitable relief, including specific performance, temporary restraining order or temporary or permanent injunction, (b) any remedy on account of fraud or criminal conduct in connection with the execution and delivery of this Agreement or the performance of a party’s obligations hereunder, or (c) recovery against the Representation and Warranty Policy.

Section 7.9 Indemnity Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within twenty (20) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties agree that should an Indemnifying Party not make full payment of any such liquidated amounts within such twenty (20)-day Business Day period, any liquidated amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to 5%.

ARTICLE VIII

Termination

Section 8.1 Termination. Subject to Section 2.4, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller (without regard to any materiality, Material Adverse Effect or similar qualifications contained in any representation or warranty) pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Seller on or prior to the Drop Dead Date; or

(c) by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Buyer on or prior to the Drop Dead Date.

(d) by Buyer or Seller:

(i) at any time after the Drop Dead Date if the Closing shall not have occurred on or prior to such date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(d)(i) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

(ii) if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(iii) if any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(e) by Buyer if there has been a Material Adverse Effect;

(f) if Buyer has not exercised the Buyer Closing Extension in accordance with Section 2.4, by Seller, at any time on or after the Scheduled Closing Date, if (i) the conditions to the Closing set forth in Section 6.2 have been satisfied and remain satisfied as of such date (or, with respect to those conditions capable of being satisfied only at the Closing, upon an immediate Closing on such date, would be satisfied as of such Closing), (ii) the Seller has irrevocably confirmed in writing that it is ready, willing and able to consummate the Closing, and (iii) Buyer is unwilling or unable to satisfy its obligation to effect the Closing on such date as contemplated in Article II;

(g) if Buyer exercises the Buyer Closing Extension in accordance with Section 2.4, by Seller, at any time on or after the Extended Closing Date, if (i) the conditions to the Closing set forth in Section 6.2(b), 6.2(e) and 6.2(f) have been satisfied and remain satisfied as of the Extended Closing Date (or, with respect to those conditions set forth in Section 6.2(b), 6.2(e) and 6.2(f) capable of being satisfied only at such Closing, upon an immediate Closing on the Extended Closing Date, would be satisfied as of such Closing), (ii) Seller has irrevocably confirmed in writing that it is ready, willing and able to consummate the Closing and that all conditions in Section 6.2 were satisfied as of the fifth Business Day following the HSR termination date, and (iii) Buyer is unable or unwilling to satisfy its obligation to effect the Closing on the Extended Closing Date as contemplated in Article II;

(h) by Buyer at any time, without cause, by written notice delivered to Seller; or

(i) by Seller in connection with any Enterprise Transaction.

Section 8.2 Termination Fee.

(a) If the Seller validly terminates this Agreement pursuant to Section 8.1(c), Section 8.1(d), Section 8.1(f) or Section 8.1(g) or if Buyer terminates this Agreement pursuant to Section 8.1(h) or Section 8.1(d) following Buyer’s election to exercise the Buyer Closing Extension, then Seller shall receive as a termination fee (the “Termination Fee”) the Escrow Deposit (which is being released to Seller upon the execution and delivery of this Agreement) and the Second Escrow Deposit, in each case free and clear of any claim by Buyer The portion of the Termination Fee not paid through Seller’s permanent retention of the Escrow Deposit shall be paid from the Second Escrow Deposit by wire transfer of immediately available funds to an account of the Seller specified in writing by the Seller, such payment to be made within five (5) Business Days of the Seller’s delivery of notice of such termination by Buyer or Seller. If Seller validly terminates this Agreement pursuant to Section 8.1(i), or Buyer validly terminates this Agreement pursuant to Section 8.1(b), Section 8.1(d) (prior to Buyer’s election to exercise the Buyer Closing Extension) or Section 8.1(e) (prior to Buyer’s election to exercise the Buyer Closing Extension), or this Agreement is terminated pursuant to Section 8.1(a), Buyer shall not be required to pay the Termination Fee and Buyer shall receive the Second Escrow Deposit by wire transfer of immediately available funds to an account of Buyer specified in writing by Buyer, such payment to be made within five (5) Business Days of the Seller’s delivery of notice of such termination by Buyer or Seller. Upon payment of the Termination Fee, Buyer shall (notwithstanding the provisions of Section 8.4) have no further liability to the Seller or any other Person with respect to this Agreement or the transactions contemplated hereby. In the event that Buyer pays the Termination Fee pursuant to this Section 8.2, payment of the Termination Fee (including Seller’s permanent retention of the Escrow Deposit) shall be the sole and exclusive remedy of the Seller and any other Person against any Buyer Indemnified Parties and any Committed Lender for any Losses suffered or incurred as a result of or under this Agreement or the transactions contemplated hereby, including the failure of the Closing to occur. Simultaneously with the execution and delivery of this Agreement, Buyer is depositing the sum of $1,000,000.00 to be held in an escrow account with JPMorgan Chase Bank pursuant to the terms of the Escrow Agreement (the “Second Escrow Deposit”).

(b) Upon payment of the Termination Fee, no Person shall have any rights or claims against any of the Buyer Indemnified Parties and any Committed Lender relating to this Agreement or any of the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or equity, in contract, in tort or otherwise, and none of the Buyer Indemnified Parties and none of the Committed Lenders shall have any further liability relating to or arising out of this Agreement or any of the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. The parties hereto acknowledge and agree that (i) in no event shall Buyer be required to pay the Termination Fee on more than one occasion and (ii) any payment of the Termination Fee, including Seller’s permanent retention of the Escrow Deposit, described in this Section 8.2 is not a penalty but is liquidated damages in a reasonable amount that will compensate the Seller in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 8.3 Disposition of Escrow Deposit. If (i) Seller validly terminates this Agreement pursuant to Section 8.1(i), or (ii) Buyer validly terminates this Agreement pursuant to Section 8.1(b) or Section 8.1(e) (prior to Buyer’s election to exercise the Buyer Closing Extension), or (iii) this Agreement is terminated pursuant to Section 8.1(a), then in addition to Buyer receiving the Second Escrow Deposit pursuant to Section 8.2(a), the Escrow Deposit shall be paid by Seller to Buyer by wire transfer of immediately available funds to an account of Buyer specified in writing by Buyer, such payment to be made within five (5) Business Days of the Seller’s or Buyer’s, as applicable, delivery of notice of such termination. If the transactions contemplated by this Agreement are consummated, then the Escrow Deposit shall be applied against the Purchase Price at Closing. In the event that the Termination Fee is properly payable by Buyer pursuant to Section 8.2(a), Seller shall be entitled to permanently retain the Escrow Deposit free of any claims of Buyer. The return of the Escrow Deposit shall be Buyer’s sole and exclusive remedy in the case of a termination pursuant to Section 8.1(i) and, in such case, in no event will Seller, any member of the Company Group or any of their respective Affiliates be liable to Buyer for any damages unless Seller sells any member of the Company Group in one or more separate transaction that are not part of an Enterprise Transaction at any time within the 18-month period immediately following the date of termination of this Agreement. In no event will Buyer be entitled to the remedy of specific performance.

Section 8.4 Procedure and Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to this Article VIII:

(a) Buyer shall promptly cause to be returned to Seller or destroy all documents and information obtained in connection with this Agreement and the transactions contemplated hereby and all documents and information obtained in connection with Buyer’s investigation of the Business from Seller or its representatives, including any copies made by or supplied to Buyer or any of Buyer’s agents of such documents or information.

(b) The parties hereto shall remain bound by the provisions of this Article VIII and Section 5.8 and Article IX hereof.

(c) Except as provided to the contrary in Section 8.2(a), nothing herein will relieve any party from any liability for any breach by such party of its representations, warranties, covenants and agreements set forth in this Agreement occurring prior to such termination.

ARTICLE IX

Miscellaneous

Section 9.1 Expenses. Except as otherwise expressly provided herein (including Sections 5.9, 5.14 and 5.17 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred (it being understood that the costs and expenses incurred by members of the Company Group (other than those incurred in connection with the Debt Financing) through the Closing shall be paid by Seller); provided, however, that Buyer and Seller each shall be responsible for one-half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and for the legal expense fee of Beazley in connection with the Representation and Warranty Policy. Seller shall pay all amounts payable to Falcon Capital Partners LLC or BA Securities, LLC arising as a result of the transactions contemplated by this Agreement. Buyer shall be responsible for the payment of all severance obligations owed to any employee of any member of the Company Group that Buyer does not elect to retain at or following the Closing.

Section 9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

If to Seller:	CBIZ, Inc. 6050 Oak Tree Blvd., South #500 Cleveland, Ohio 44131 Facsimile: 216-447-9007 E-mail: mgleespen@cbiz.com Attention: General Counsel

with a copy (which shall not constitute notice) to:	Baker & Hostetler LLP PNC Center 1900 E. 9th Street, Suite 3200 Cleveland, Ohio 44114 Facsimile: 216-696-0740 E-mail: rstepanovic@bakerlaw.com Attention: Ronald A. Stepanovic

If to Buyer:	Zotec Partners, LLC 11460 N. Meridian Street

Carmel, IN 46032 Facsimile: 317-705-5047 E-mail: slaw@zotecpartners.com Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:	Taft Stettinius & Hollister LLP One Indiana Square, Suite 3500 Indianapolis, IN 46204-2023 Facsimile: 317-713-3699 E-mail: rhicks@taftlaw.com Attention: Robert J. Hicks

Section 9.3 Interpretation; Reliance on Counsel. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Each party has consulted such legal, financial or other expert as it deems necessary or desirable before entering into this Agreement and each party represents that it has read and understands the terms of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any disclosure under one section of the Disclosure Schedule shall be deemed disclosed in other sections of the Disclosure Schedule to the extent the relevance of such disclosure to such other section is reasonably apparent from the face of such disclosure.

Section 9.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.6 Entire Agreement; No Other Duties. This Agreement, the Confidentiality Agreement and the Escrow Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control. The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity or under any principle of fiduciary obligation.

Section 9.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may collaterally assign any of its rights, but not its obligations, hereunder to any lender providing financing to Buyer in connection with the transactions contemplated hereby. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.8 No Third-Party Beneficiaries. Except as provided in Section 5.7, Article VII and this Section 9.8, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Committed Lenders will have the rights provided in Section 8.2, Section 9.9, Section9.10, and Section 9.13 shall be third party beneficiaries of such Sections and shall have the right to enforce such Sections.

Section 9.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. Notwithstanding the foregoing, Buyer shall not be entitled to amend any of Sections 8.2, 9.8, this 9.9, 9.10, or 9.13 without the advance written consent of the Committed Lenders. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise set forth herein, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Ohio. Notwithstanding the foregoing, each of the parties hereby agrees that it will not bring or support any Action, proceeding or claim of any kind or description (whether based on contract, tort or otherwise), against the Committed Lenders arising out of or relating to this Agreement or the Commitment Letter, the transactions contemplated hereby or thereby or the actions of such party in the negotiation, administration, performance and enforcement hereof or thereof, in any forum other than the United States District Court for the Southern District of New York or any New York state court sitting in New York County, and hereby irrevocably and unconditionally waives and agrees not to plead in any court any objection to the laying of venue of any Action, proceeding or claim in any such court has been brought in an inconvenient forum, and that the provisions of Section 9.10(b) relating to the waiver of jury trial shall apply to any such Action, proceeding or claim. The provisions of this Section 9.10(a) and (b) shall be enforceable by each Committed Lender and their respective successors and permitted assigns.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMMITMENT LETTERS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

Section 9.12 Delivery by Facsimile or Electronic Mail. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

Section 9.13 Financing Sources. Notwithstanding anything to the contrary in this Agreement, (a) neither the Seller nor any of its stockholders, Affiliates, directors, officers, employees, controlling Persons or agents shall have any rights or claims against any Committed Lender or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers or Affiliates in connection with this Agreement, the debt financing provided for in the Commitment Letters or any alternative or replacement financing, or the transactions contemplated hereby or thereby, whether at law, in contract, in tort or otherwise; and (b) no Committed Lender or any of its respective former, current or future general or limited partners, shareholders, managers, members, directors, officers or Affiliates shall have any Liability or obligation to the Seller or any of its Affiliates, directors, officers, employees, controlling Persons or agents relating to or arising out of this Agreement, the debt financing contemplated by the Commitment Letters or any alternative or replacement financing, or the transactions contemplated hereby or thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CBIZ OPERATIONS, INC.

By:	/s/ Jerome P. Grisko, Jr.
Name:	Jerome P. Grisko, Jr.
Title:	President

ZOTEC PARTNERS, LLC

By:	/s/ T. Scott Law
Name:	T. Scott Law
Title:	CEO

[Signature Page to Stock Purchase Agreement]

CBIZ, Inc. Guaranty

The undersigned, the ultimate parent entity of Seller, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, hereby absolutely, unconditionally and irrevocably guarantees to Buyer and its successors, transferees and assigns, as primary obligor and not merely as surety, the prompt and complete satisfaction by Seller as and when due of Seller’s obligations arising under Article VII of this Agreement (the “Obligations”). Such guaranty is an absolute, unconditional, present and continuing guaranty of performance and not only of payment and is in no way conditioned or contingent upon any attempt to obtain performance from Seller or any other Person or any other action, occurrence or circumstance whatsoever. The undersigned unconditionally and irrevocably waives (a) any and all notice of the creation, renewal, extension or accrual of, presentment, demand for performance, non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and notice or proof of reliance by Buyer upon this guaranty or acceptance of this guaranty; (b) any right to revoke this guaranty and acknowledges that this guaranty is continuing in nature and applies to all presently existing and future Obligations; (c) any defense based on any right of set-off or recoupment or counterclaim against or in respect of the Obligations of the undersigned hereunder; (d) any defense arising out of an election of remedies even though such election operates, pursuant to applicable law, to impair or to extinguish any right of subrogation, reimbursement, exoneration, contribution or indemnification or other right or remedy of the undersigned against any member of the Company Group; (e) any right of subrogation against any member of the Company Group; and (f) any defense to enforcement of this guaranty by reason of: (i) any rescission, waiver, amendment or other modification of the Agreement or other Transaction Document; (ii) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (iii) the dissolution of, winding of the affairs of, or consolidation, merger or other reorganization of Seller. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty, and all dealings between Seller and the undersigned, on the one hand, and Buyer, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this guaranty. The undersigned acknowledges that this guaranty is, and shall be construed as, a continuing, absolute and unconditional guaranty of payment and performance.

CBIZ, INC.

By:	/s/ Jerome P. Grisko, Jr
Name:	Jerome P. Grisko, Jr.
Title:	President

[Signature Page to Guaranty]